Exhibit 2.2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

December 1, 2025

by and among

InStone Canada Corp., an Alberta company,

Dream Family Holdings Ltd., a British Columbia company,

Robert Jahnsen,

The Jeffery Leech Family Trust,

Jeffery Leech,

Wendy Chiavacci,

Michael Siemens,

Nathan Thompson,

Curt Trierweiler,

and

Jeffery Leech, in his capacity as the Sellers’ Representative

Table of Contents (continued)

EXHIBITS

A	Definitions
A-1	Illustrative Example of the Calculation of Net Working Capital
B	Earn-Out Agreement
C	First Seller Note
D	Guaranty
E	Second Seller Note
F	Release
G	Subordination Agreement
H	Financials

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of December 1, 2025 (as amended or otherwise modified, this “Agreement”), is by and among InStone Canada Corp., an Alberta company (the “Buyer”), Dream Family Holdings Ltd., a British Columbia company (“Dream Family”), Robert Jahnsen, an individual (“Robert” or the “Dream Family Seller”), The Jeffery Leech Family Trust (the “Leech Trust”), Jeffery Leech, an individual (“Leech”), Wendi Chiavacci, an individual (“Chiavacci”), Michael Siemens, an individual (“Siemens”), Nathan Thompson, an individual (“Thompson”), Curt Trierweiler, an individual (“Trierweiler”), and Leech, in his capacity as the Sellers’ Representative (the “Sellers’ Representative”).

recitals

WHEREAS, Leech and the Leech Trust (the “JTKT Sellers”) own all of the issued and outstanding shares (the “JTKT Shares”) of JTKT Holdings Inc., a British Columbia company (“JTKT”), and JTKT owns 54.5% of the issued and outstanding shares of Fraser Canyon Holdings Inc., a British Columbia company (“Fraser Canyon”);

WHEREAS, Dream Family, Chiavacci, Siemens, Thompson, and Trierweiler (the “Fraser Canyon Sellers”, and together with the JTKT Sellers, the “Sellers”, and each individual, a “Seller”) own 45.5% of the issued and outstanding shares of Fraser Canyon (the “Fraser Canyon Shares”, together with the JTKT Shares, the “Shares”), which owns:

(i)	100% of the issued and outstanding common and preferred shares of Canadian Stone Industries Inc., a British Columbia company (“CSII”),

(ii)	100% of the common shares of Klad Envelope Solutions Inc., a British Columbia company (“Klad”),

(iii)	Fraser Canyon and CSII are the partners of Canadian Stone Industries, a British Columbia general partnership (“CSIP”; and together with Fraser Canyon, CSII, and Klad, the “Companies” and each individually, a “Company”, provided that references to a “Company” shall, in the case of CSIP, be interpreted to mean the general partnership, mutatis mutandis); and

(iv)	100% of the common shares of Continental Stone Industries Inc., a corporation incorporated in the State of Delaware (“CSIA”);

WHEREAS, immediately prior to the completion of the transactions contemplated in this Agreement, TotalStone, LLC (“TotalStone”), a company Affiliated with the Buyer will purchase all or substantially all of the assets and assume certain of the liabilities of CSIA pursuant to an Asset Purchase Agreement by and among TotalStone, CSIA and Leech, in his capacity as the Seller’s Representative, dated as of even date herewith (the “Continental APA”), with the purchase price payable pursuant to a non-interest bearing promissory note payable on December 1, 2025;

WHEREAS, the Companies distribute stone products for use in residential and commercial properties and represent manufacturers of technical and architectural products for building envelope solutions (the “Business”); and

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the JTKT Sellers desire to sell all of the JTKT Shares to the Buyer, and the Buyer desires to purchase all of the JTKT Shares from the JTKT Sellers, and the Fraser Canyon Sellers desire to sell all of the Fraser Canyon Shares to the Buyer, and the Buyer desires to purchase all of the Fraser Canyon Shares from the Fraser Canyon Sellers.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

agreement

1. DEFINITIONS; INTERPRETATION AND RULES OF CONSTRUCTION.

1.1 In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

1.1.1 when a reference is made in this Agreement to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated;

1.1.2 the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

1.1.3 whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

1.1.4 the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.1.5 Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in Exhibit A.

1.1.6 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

1.1.7 the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

1.1.8 references to a Person are also to its successors and permitted assigns;

1.1.9 references to any statute shall be deemed to refer to such statute as amended from time to time (including any successor statute) and to any rules or regulations promulgated thereunder;

1.1.10 references to “CND” and “$” and unqualified references to “dollars” refer to Canadian dollars unless otherwise expressly stated by reference to a specific country;

1.1.11 references to “day” or “days” are to calendar days;

1.1.12 the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

1.1.13 when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day; and

1.1.14 accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

1.2 Disclosure Schedule. Certain items and matters are listed in the Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement, whether or not such items and matters are indicated as such. In no event shall the listing of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties set forth in Section 3 or the covenants contained in this Agreement. Unless the context otherwise requires (for example, a Disclosure Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information, reference to, or disclosure of, any such item or matter in any Section of the Disclosure Schedule shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect”.

2. Closing.

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the JTKT Sellers will sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the JTKT Sellers, all of the JTKT Shares, free and clear of any Encumbrances, and the Fraser Canyon Sellers will sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Fraser Canyon Sellers, all of the Fraser Canyon Shares, free and clear of any Encumbrances; provided, that, for the purposes of calculating the reduction of the Cash Purchase Price payable by the amount of the Continental Cash Purchase Price, the Parties shall apply the Exchange Rate to determine the Canadian dollar ($) equivalent for the purposes of such calculation. The Purchase Price (as it may be adjusted pursuant to this Agreement) shall be allocated amongst the JTKT Sellers and the Fraser Canyon Sellers pursuant to Schedule 2.1.

2.2 Purchase Price. The aggregate consideration payable by the Buyer to the JTKT Sellers for the JTKT Shares and to the Fraser Canyon Sellers for the Fraser Canyon Shares (the “Purchase Price”) shall be (i) $6,200,000 in cash (as adjusted pursuant to Section 2.6) less the amount of the Continental Cash Purchase Price (the “Cash Purchase Price”), plus (ii) the First Seller Note, plus (iii) the Second Seller Note, plus (iv) the amounts payable pursuant to the terms of the earn-out agreement in the form attached hereto as Exhibit B (the “Earn-Out Agreement”), if any, plus (v) the amount of the Buyer WC Payment Amount, if any, less (vi) the amount of the Buyer WC Receipt Amount, if any. The cash payment to be made by the Buyer to Sellers on the Closing Date shall be paid by wire transfer to the trust account of the Seller’s counsel, Miller Thomson, LLP on behalf of, and for distribution to, or for the benefit of the Sellers at the Closing (or as soon as reasonably possible thereafter).

2.3 Closing. The purchase and sale of the JTKT Shares and the Fraser Canyon Shares (the “Closing”) will take place remotely via the electronic exchange of execution versions of this Agreement and the Ancillary Agreements via email by delivery of .pdf signed documents, on the date first written above or on such other date or at such other time and place as the JTKT Sellers, Fraser Canyon Sellers and Buyer agree in writing (the “Closing Date”). The Contemplated Transactions will be deemed to have occurred simultaneously and will become effective, and legal title, equitable title and risk of loss with respect to the JTKT Shares and Fraser Canyon Shares will transfer to Buyer at the Closing, which transfer will be deemed effective for accounting and other computational purposes as of 12:01 A.M. (local time in Vancouver, British Columbia) on the Closing Date.

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2.4 Closing Deliveries. The parties shall take the actions set forth in this Section 2.4 at the Closing.

2.4.1 Buyer Deliveries to the Sellers. At the Closing, the Buyer shall deliver to the Sellers:

(a) a counterpart of this Agreement, duly executed by the Buyer;

(b) that certain subordinated note issued by the Buyer in favor of the Sellers in the original principal amount of $1,600,000, a copy of which is attached hereto as Exhibit C (the “First Seller Note”), duly executed by the Buyer;

(c) a counterpart of the guaranty agreement in the form attached hereto as Exhibit D (the “Guaranty”), duly executed by Capstone Holdings Corp.;

(d) that certain subordinated note issued by the Buyer in favor of the Sellers in the original principal amount of $2,000,000, a copy of which is attached hereto as Exhibit E (the “Second Seller Note”), duly executed by the Buyer;

(e) a counterpart of the Earn-Out Agreement, duly executed by the Buyer;

(f) a counterpart of the release in the form attached hereto as Exhibit F (the “Companies’ Release”), duly executed by the Buyer;

(g) [intentionally omitted];

(h) that certain postponement agreement, a copy of which is attached hereto as Exhibit G (the “Subordination Agreement”), duly executed by the Buyer and the Toronto-Dominion Bank (“TD Bank”);

(i) the Cash Purchase Price, less the outstanding principal amount of the TD Bank Operating Loan Facility and the TD Bank Term Loan as of the Closing Date, less the amount outstanding required to satisfy the obligations of the Company, other than the Permitted Debt;

(j) A certificate of an officer of the Buyer that attaches (1) a copy of the certificate and articles of incorporation and by-laws, (2) a copy of the resolutions of the board of directors of the Buyer that, among other things, authorizes the consummation of the Contemplated Transactions and designates authorized representatives of the Buyer to execute and deliver this Agreement, the Ancillary Agreements and all other documents reasonably necessary to consummate the Closing, and (3) the names, titles and specimen signatures of such authorized representatives; and

(k) A copy of a buy-side representations and warranties insurance policy (the “R&W Insurance Policy”) in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement.

2.4.2 Sellers’ Deliveries. At the Closing, the Sellers shall (or shall cause the Companies to) deliver to the Buyer:

(a) a counterpart of this Agreement, duly executed by the Sellers and the Sellers’ Representative;

(b) a counterpart of the Release, duly executed by the Companies;

(c) an acknowledgement and release executed by Leech that the amount described in Section 12 of the Offer of Employment by and between CSII and Leach dated June 22, 2011 has been satisfied in full, in form and substance reasonably satisfactory to the Buyer;

(d) share certificates evidencing the Fraser Canyon Shares, free and clear of Encumbrances, duly endorsed for transfer by each Fraser Canyon Seller to the Buyer or accompanied by duly executed share transfer powers by the Fraser Canyon Sellers in the name of the Buyer;

(e) share certificates evidencing the JTKT Shares, free and clear of Encumbrances, duly endorsed for transfer by each JTKT Seller to the Buyer or accompanied by duly executed share transfer powers by the JTKT Sellers in the name of the Buyer;

(f) a certificate of a director of JTKT and of each of the Companies, other than CSIP, certifying as to: (i) the certificate of incorporation, articles, and notice of articles (including all amendments thereto) of JTKT and of each of the Companies, attached to such certificate as an exhibit, being true and complete copies and in full force and effect; (ii) the resolutions of the board of directors of JTKT, Fraser Canyon and of Dream Family, authorizing the transfer of all of the issued and outstanding Fraser Canyon Shares and the JTKT Shares to and in the name of the Buyer and the completion of such other transactions contemplated by this Agreement and the Ancillary Agreements, as applicable, attached to such certificate as an exhibit, being true and complete copies and in full force and effect; and (iii) the names, offices and specimen signatures of the directors and officers of JTKT and of each of the Companies;

(g) a certificate of the partners of CSIP certifying that: (i) CSIP is duly formed and registered as a general partnership under the laws of the Province of British Columbia; (ii) the persons executing such certificate are all of the partners of CSIP at the date hereof; and (iii) the Partnership Agreement and the Statement of Registration filed under the Partnership Act (British Columbia), each attached to such certificate as an exhibit, are true and complete copies thereof and are in full force and effect;

(h) a certificate of compliance and/or certificate of good standing for each of: (i) JTKT; (ii) Fraser Canyon; (iii) CSII; and (iv) Klad as of a date within five (5) Business Days before Closing Date from each jurisdiction in which such company is organized and qualified to do business;

(i) a letter under seal for CSIP certifying its status in the jurisdiction in which it is organized;

(j) written resignations and releases of claims from the directors and officers of (i) JTKT; (ii) Fraser Canyon, (iii) CSII, and (iv) Klad;

(k) a counterpart of the Earn-Out Agreement, duly executed and delivered by the Sellers;

(l) a counterpart of the Subordination Agreement, duly executed and delivered by the Sellers;

(m) [intentionally omitted];

(n) evidence of the consent or approval of each Person that is a party to a Contract (including evidence of any required payment in connection therewith) and whose consent or approval is set forth on Schedule 3.4, and such consent or approval will be in form and substance reasonably satisfactory to the Buyer;

(o) [intentionally omitted];

(p) all original minute books, equity records, organizational documents, and other records, in each case in digital or physical formats, as they exist for each Company;

(q) evidence of termination of any shareholder agreement;

(r) such documentation, in a form and substance reasonably satisfactory to the Buyer evidencing the termination of all Encumbrances (other than Permitted Liens);

(s) evidence that a request has been submitted to the CRA to change the fiscal year-end of the CSIP to December 31 to November 30;

(t) Employment Agreement by and between CSIP and Leech (the “Leech Employment Agreement”);

(u) Employment Agreement by and between CSIP and Jahnsen (the “Jahnsen Employment Agreement”);

(v) Employment Agreement by and between CSIP and Chiavacci (the “Chiavacci Employment Agreement”);

(w) Employment Agreement by and between CSIP and Siemens (the “Siemens Employment Agreement”);

(x) Employment Agreement by and between CSIP and Thompson (the “Thompson Employment Agreement”); and

(y) Employment Agreement by and between CSIP and Trierweiler (the “Trierweiler Employment Agreement”).

2.5 [Reserved].

2.6 Net Working Capital Adjustment.

2.6.1 Prior to the Closing Date, the Sellers’ Representative will deliver to the Buyer a statement, prepared in accordance with the rules set forth on Schedule 2.6.1 (collectively, the “Preparation Standards”), setting forth the Sellers’ Representative’s good faith estimate of Net Working Capital as of the Closing Date after giving effect to the transactions contemplated herein (“Estimated Net Working Capital”) and the Continental Cash Purchase Price determined two (2) Business Days prior to the Closing Date, subject to adjustment.

2.6.2 The following adjustments to the Cash Purchase Price shall be made on the Closing Date:

(a) If the Estimated Net Working Capital is greater than the Working Capital Target Amount, then the Cash Purchase Price shall be increased by an amount equal to the difference.

(b) If the Estimated Net Working Capital is less than the Working Capital Target Amount, then the Cash Purchase Price shall be decreased by an amount equal to the difference.

2.6.3 Within one hundred twenty (120) days after the Closing Date, the Buyer will deliver to the Sellers’ Representative:

(a) a consolidated balance sheet of the Companies and CSIA as of the Closing Date prepared in accordance with ASPE, as applied in accordance with the past practices of the Companies as reflected in the Interim Financials (the “Closing Balance Sheet”),

(b) a calculation of Net Working Capital as of the Closing Date after giving effect to the transactions contemplated herein prepared in accordance with the Preparation Standards (“Closing Date Net Working Capital”), and

(c) a statement showing any adjustments to the Cash Purchase Price payable as a result of the determination of the final Continental Cash Purchase Price, and the adjustment of such amount by the Exchange Rate as at the Closing Date (the “Continental PP Adjustment”), including reasonably detailed supporting information.

2.6.4 For a period of thirty (30) days following the delivery of the Closing Balance Sheet, the Closing Date Net Working Capital statement and the Continental PP Adjustment to the Sellers’ Representative (the “Review Period”), the Buyer shall, and shall cause its Affiliates to, provide copies of the relevant financial books and records of each Company to the Sellers’ Representative and his Representatives solely for the purposes of the Sellers’ Representative exercise of his review and objection right contemplated in Section 2.6.5. In the event that the Sellers’ Representative believes that information sufficient to conduct his review and objection right has not been provided, then the Sellers’ Representative may provide written notice to the Buyer describing such alleged deficiencies and the Buyer shall make available to the Sellers’ Representative the chief financial officer of the Buyer as a representative of the Buyer to discuss such alleged deficiencies.

2.6.5 Based on Actual Net Working Capital, the following adjustments (each, a “Post-Closing Adjustment”) to the Cash Purchase Price shall be made:

(a) If the Actual Net Working Capital is greater than the Estimated Net Working Capital, then the Cash Purchase Price shall be increased by an amount equal to the difference (such amount, the “Buyer WC Payment Amount”); and

(b) If the Estimated Net Working Capital is greater than Actual Net Working Capital, then the Cash Purchase Price shall be decreased by an amount equal to the difference (such amount, the “Buyer WC Receipt Amount”).

2.6.6 If the Sellers’ Representative disputes any entry in the Closing Balance Sheet or any part of the calculation of Closing Date Net Working Capital or the Continental PP Adjustment, the Sellers’ Representative shall deliver a written notice to the Buyer within the Review Period (the “Objection Period”) specifying any changes it proposes to the Closing Balance Sheet and the basis for the objection (a “Notice of Disagreement”). If the Sellers’ Representative timely delivers a Notice of Disagreement within the Objection Period, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”). The Notice of Disagreement shall set forth in reasonable detail each Disputed Item, the disputed amount of each Disputed Item, the Sellers’ Representative’s alternative amount of each Disputed Item and the basis for such alternative calculation, and the Sellers’ Representative’s alternative calculation of the Purchase Price after taking into account the Sellers’ Representative’s alternative amount of each Disputed Item. Any component of the calculations set forth in the Closing Date Net Working Capital or the Continental PP Adjustment that is not the subject of a timely delivered Notice of Disagreement in accordance with this Section 2.6.5 by the Sellers’ Representative shall be final and binding upon the Parties. If a Notice of Disagreement is timely delivered to the Buyer, the Buyer and the Sellers’ Representative shall, during the thirty (30) days immediately following delivery of the Notice of Disagreement, seek in good faith to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. If the parties resolve such differences within such thirty (30) day period, then the parties shall jointly revise the Closing Balance Sheet or the Continental PP Adjustment, as applicable, to reflect their resolution, and such revised Closing Balance Sheet or the Continental PP Adjustment, as applicable shall be the final Closing Balance Sheet or the Continental PP Adjustment, as applicable, which shall be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction.

If such differences are not resolved to the mutual satisfaction of such parties within such thirty (30) day period, then the Sellers’ Representative and the Buyer shall submit such dispute to a Canadian nationally or regionally recognized firm of independent certified public accountants other than the parties’ current respective accountants, as such parties may then mutually agree upon in writing, and failing agreement as determined by Baker Tilly International Limited (the “Independent Accountant”) for review and resolution. If requested by the Independent Accountant, each party shall execute a customary engagement letter. The Independent Accountant shall be instructed to make a determination with respect to the Notice of Disagreement within thirty (30) days after its engagement for this purpose (provided that failure to make a determination within such timeframe shall not invalidate any determination later made by the Independent Accountant). If unresolved differences specified in the Notice of Disagreement are submitted to the Independent Accountant for review and resolution, then (a) the Sellers’ Representative and the Buyer will give (or will cause to be given) the Independent Accountant access to the books and records, as well as any accounting work papers or other schedules relating to the Closing Balance Sheet or the Continental PP Adjustment, as applicable and the Notice of Disagreement, and such other relevant information reasonably requested by the Independent Accountant and that is available to such party (or its independent public accountants), with all submissions by the Sellers’ Representative or the Buyer to the Independent Accountant to be in writing and shall simultaneously be delivered to the other Party and there shall be no ex parte communication with the Independent Accountant related to the Notice of Disagreement (b) neither the Sellers’ Representative nor the Buyer may introduce new issues or amounts of dispute subsequent to the Sellers issuing the Notice of Disagreement, (c) the Independent Accountant shall, as an expert and not as an arbitrator, consider and make a determination on only the specific, unresolved differences set forth in the Notice of Disagreement and no other items set forth on the Closing Balance Sheet, or the Continental PP Adjustment, as applicable and (d) the Independent Accountant may not assign value to any item greater than the greatest item claimed by either party or less than the smallest value for such item claimed by either party.

The expenses of the Independent Accountant shall be allocated between the Sellers and the Buyer in the same proportion that the aggregate amount of the items raised in the Notice of Dispute so submitted to the Independent Accountant are unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of the unresolved objections so submitted, as determined by the Independent Accountant in its final determination. The Independent Accountant shall resolve the computation or verification of the disputed Closing Balance Sheet entries, or the Continental PP Adjustment, as applicable, in accordance with the provisions of this Agreement (including, but not limited to, the Preparation Standards). If any matters have been submitted to the Independent Accountant for review and resolution in accordance with the provisions above, then the Sellers’ Representative and the Buyer shall direct the Independent Accountant to restate the Closing Balance Sheet or the Continental PP Adjustment, as applicable to reflect (e) the items that the Sellers’ Representative and the Buyer were in agreement on and (f) the Independent Accountant’s resolution of the disputed items, within thirty (30) days from the submission of the matters specified in such Notice of Disagreement, and to deliver a copy of the restated Closing Balance Sheet or the Continental PP Adjustment, as applicable to the Sellers’ Representative and the Buyer (which shall be the final Closing Balance Sheet or the Continental PP Adjustment, as applicable), together with a report setting forth each disputed adjustment or matter and the Independent Accountant’s determination with respect thereto. Absent fraud, intentional misconduct or manifest error, the Independent Accountant’s determination will be conclusive, binding and non-appealable upon and by the parties and may be entered and enforced in any court of competent jurisdiction.

2.6.7 If the amount of the Cash Purchase Price increases or is reduced as a result of the Post-Closing Adjustments, the Buyer (in the case of an increase) or the Sellers’ Representative (in the case of a decrease), as the case may be, shall make appropriate payments to the Sellers (in the case of an increase) or the Buyer (in the case of a decrease) within five (5) days of the later of: (i) the expiration of the Objection Period, (ii) the date on which the Sellers’ Representative and the Buyer agree on the Post-Closing Adjustment, and (iii) the date of which the Independent Accountant delivers a copy of the final, restated Closing Balance Sheet, or Continental PP Adjustment, as applicable, pursuant to Section 2.6.6.

Any payments required to be made by the Sellers or the Buyer pursuant to Section 2.6.4 shall be paid to such Person (x) in the case of Section 2.6.4(a), to the Sellers as follows: first, via wire transfer of immediately available funds to such bank account as the Seller’s Representative will designate to the Buyer in writing up to $125,000, and secondly in the event the amount owed to the Sellers is greater than $125,000 satisfied by the Buyer by an increase in the principal amount of the First Seller Note (plus accrued interest thereon at the interest rate specified in the First Seller Note for the period from and after the Closing Date through such date) or (y) in the case of Section 2.6.4(b), to the Buyer as follows: first, by Sellers via wire transfer of immediately available funds to such bank account as the Buyer will designate to the Sellers’ Representative in writing up to $25,000, and then, if the Buyer WC Receipt Amount exceeds $25,000, to the Buyer by a decrease in the principal amount of the First Seller Note (plus accrued interest thereon for the period from and after the Closing Date through such date). In each case, such payment(s) shall be deemed to effect an increase or reduction, as the case may be, in the Purchase Price.

2.7 Restrictive Covenants. Each party hereto agrees that, except for $1.00, no portion of the Purchase Price shall be allocable to, and no proceeds shall be received or receivable by the Sellers for, granting the restrictive covenants set forth in Section 6.6 of this Agreement, and that such restrictive covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares. Notwithstanding the foregoing, nothing in this Section 2.7 will diminish, limit or derogate from the validity or enforceability of Section 6.6 of this Agreement, and the Sellers agree that it will not assert or claim that this Section 2.7 diminishes, limits or derogates from the validity or enforceability of Section 6.6 of this Agreement in any manner whatsoever.

3. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS, THE COMPANIES AND THE BUSINESS.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, each Seller, on behalf of him, her or itself, and collectively on behalf of Fraser Canyon, jointly and severally, hereby represents and warrants to the Buyer as follows:

3.1 Organization. Schedule 3.1 sets forth the name and jurisdiction of organization of each Company. Each Company is (a) duly organized, validly existing and in good standing under the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction set forth on Schedule 3.1, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except to the extent that the failure to do so duly licenses, qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The Sellers have delivered to the Buyer true, accurate and complete copies of the Organizational Documents of each Company.

3.2 Power and Authorization. The execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which a Seller is a party and the consummation of the Contemplated Transactions are within the power and authority of each Seller and have been duly authorized by all necessary action on the part of each Seller. This Agreement and each Ancillary Agreement to which each Seller is a party (a) have been duly executed and delivered by each Seller and (b) are a legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. The Companies have the full power and authority necessary to own, lease, operate and use its Assets and carry on the Business.

3.3 Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority by any Seller or any Company is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance of each Seller of this Agreement and each Ancillary Agreement to which such Seller is a party or (b) the consummation of the Contemplated Transactions by the Sellers.

3.4 Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by any Company of this Agreement or any Ancillary Agreement to which such Company is a party nor the consummation of the Contemplated Transactions will:

(a) assume the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to the Companies or the Sellers;

(b) result in a breach or violation of, or default under, any Contractual Obligation of any Company or provide any third party the right to terminate, modify, accelerate or otherwise alter any right or obligations under any Contractual Obligation of any Company;

(c) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any Contractual Obligation of any Company;

(d) require any offer to purchase or prepay any Debt;

(e) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset of a Company;

(f) result in a breach or violation of, conflict or default under, the Organizational Documents of a Company; or

(g) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Governmental Authority under or with respect to any Permit of a Company.

3.5 Capitalization.

3.5.1 Ownership. Schedule 3.5.1 sets forth the names of the record and beneficial holders of all of the issued and outstanding shares and/or other ownership interest of the Companies and the number of shares and/or other ownership interest held by each such record holder. Each record holder holds such shares and/or other ownership interest free and clear of any Encumbrances. Other than as set forth on Schedule 3.5.2, there are no other equity securities, other equity interests (including phantom or other interests) or other ownership interest of any Company issued or outstanding. There are no preemptive rights or other similar rights in respect of any interests in any Company. Except for the transactions contemplated hereby, there is no Contractual Obligation, or provision in the Organizational Documents of any Company, which obligates a Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in such Company.

3.5.2 Subsidiaries. Except as set forth on Schedule 3.5.2, none of the Companies: (i) has any Subsidiaries or owns any direct or indirect interests in any other Person, nor does any Company have the right to acquire any equity interests in any other Person; and (ii) is subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Person.

3.6 Shareholders’ Agreements. Except as set forth on Schedule 3.6, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to Fraser Canyon or the Shares.

3.7 Financial Statements.

3.7.1 Financial Statements. Attached as Exhibit H are copies of each of the following:

(a) The balance sheet of each Company as of June 30, 2025 (such balance sheet, collectively, the “Most Recent Balance Sheet” and such date, the “Most Recent Balance Sheet Date”) and of each Company ant JTKT as of December 31, 2024 and the related statements of income of such Companies and JTKT for the fiscal year then ended, accompanied by any notes thereto (collectively, the “Annual Financials”); and

(b) the balance sheet of each Company as of August 31, 2025 and the related statement of income for the eight (8) months then ended (the “Interim Financials”, and together with the Annual Financials, collectively the “Financials”).

3.7.2 Compliance. Except as disclosed on Schedule 3.7.2(i), the Financials (including any notes thereto) (a) are complete and correct in all material respects and were prepared in accordance with the books and records of the Companies and (b) fairly present in all material respects the consolidated financial position of the Companies as of the respective dates thereof and the consolidated results of the operations of the Companies for the respective periods covered thereby. Except as disclosed on Schedule 3.7.2(ii), the Most Recent Balance Sheet and the Annual Financials, have been prepared in accordance with GAAP, consistently applied. Except as disclosed on Schedule 3.7.2(iii), the Interim Financials have been prepared in accordance with ASPE, consistently applied. The Financials, taken together, fairly present in all material respects the Assets, liabilities and operations of the Business for the indicated periods.

3.7.3 Accounts Receivable. Except as disclosed on Schedule 3.7.3, all accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date have arisen in the ordinary course of business, represent legal, valid, binding and enforceable obligations owed to the Companies and subject only to consistently recorded reserves for bad debts set forth on the Most Recent Balance Sheet, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and will not be subject to any contests, claims, counterclaims or setoffs.

3.7.4 Inventory. All inventory of the Companies consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves have been established as recorded in the Financials, consistent with past practice of the Companies. No inventory of a Company is held on a consignment basis, and no such inventory has been consigned to others. Schedule 3.7.4 sets forth the name and description, quantity and location of each item of inventory. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) of a Company are not excessive, but are reasonable for the level appropriate to the customary conduct of the Business as heretofore conducted.

3.8 Absence of Undisclosed Liabilities. The Companies have no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet or specifically disclosed in the notes thereto, (b) Liabilities incurred since the Most Recent Balance Sheet Date that are included on the final Closing Balance Sheet and (c) Liabilities incurred since the Most Recent Balance Sheet Date that are not included on the final Closing Balance Sheet. Except as disclosed on Schedule 3.8, (i) all of the Liabilities described in clauses (a), (b) and (c) of the first sentence of this Section 3.8 (collectively, the “Designated Liabilities”) were incurred in the ordinary course of business of the Companies, (ii) none of the Designated Liabilities results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement and (iii) none of the Liabilities described in clause (c) of the first sentence of this Section 3.8 is in excess of $25,000.

3.9 Absence of Certain Developments. Except as disclosed on Schedule 3.9, the Business has been conducted in the ordinary course of business since the Most Recent Balance Sheet Date, including but not limited to the following:

(a) The Companies have not amended or approved any amendment to their respective Organizational Documents;

(b) The Companies have not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or (ii) entered into, or performed, any transaction with, or for the benefit of, the Sellers or any Affiliate of any of them (other than payments made to officers, directors and employees in the ordinary course of business);

(c) There has been neither a material loss nor any destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any of the Assets;

(d) The Companies have not increased the Compensation owed, payable or paid, or altered the timing or methods of such Compensation, whether conditionally or otherwise, to (i) any employee or independent contractor, other than to non-executive employees in the ordinary course of business, (ii) any executive employee, director or officer or (iii) the Sellers or any of their respective Affiliates;

(e) The Companies have not entered into or amended any Contractual Obligation providing for the employment or engagement of any Person on a full-time, part-time, independent contractor or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or independent contractor;

(f) The Companies have not (i) made any change in its methods of accounting or accounting practices (including with respect to reserves) (except as required in connection with the conversion from ASPE to GAAP in the preparation of the Most Recent Balance Sheet and the Annual Financials), (ii) changed or applied for permission to change any Tax election; or (iii) changed its policies or practices with respect to paying payables or billing and collecting receivables;

(g) The Companies have not terminated or closed any facility, business or operation;

(h) The Companies have not (i) adopted an Employee Plan, (ii) amended or terminated any Company Plan, (iii) except in accordance with the terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Company Plan, or (iv) altered the vesting, timing or method of any payments under any Company Plan;

(i) The Companies have not written up or written down any of the Assets, including without limitation revaluing any inventory;

(j) Except in the ordinary course of business, the Companies have not consented to the sale, assignment, exclusive license or transfer to any third party of any tangible or intangible Assets (including any Intellectual Property) material to the Business;

(k) The Companies have not failed to pay any fee or otherwise take any reasonable action necessary to maintain and protect its right, title and interest in and to the Intellectual Property, including in response to any actions taken by a Governmental Authority;

(l) The Companies have not received any notice from any third party (including any manufacturing party) that such third party is the owner or purported owner of any Intellectual Property;

(m) No event or circumstance has occurred which could reasonably be expected to result in a Material Adverse Effect; and

(n) The Companies have not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.9.

3.10 Debt; Guarantees. The Companies have no Liabilities in respect of Debt except as set forth on Schedule 3.10. For each item of Debt, Schedule 3.10 correctly sets forth the debtor, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt. The Companies have no Liability in respect of a Guarantee of any Liability of any other Person. Schedule 3.10 also lists each item of Permitted Debt, which the parties hereto agree shall not be paid off and discharged at Closing.

3.11 Assets.

3.11.1 Title to Assets. The Companies have sole and exclusive, good and marketable title to, or, in the case of property held under a lease, license or other Contractual Obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of the Assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date. Except as disclosed on Schedule 3.11.1, none of the Assets are subject to any Encumbrance which is not a Permitted Lien. No Seller nor any Affiliate of the Sellers (other than the Companies) owns any Asset or any other asset used in or necessary for the operation of the Business, and (i) no third party has asserted any claim relating to ownership of any Asset and (ii) no circumstances exist that are reasonably likely to result in any third party asserting a claim to ownership of any Asset.

3.11.2 Condition of Assets. The Assets are in good working order, operating condition, and state of repair (ordinary wear and tear excepted), are usable in the ordinary course of business, have been maintained and serviced in the ordinary course of business in accordance with good manufacturing standards, and comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to conduct the Business as currently conducted. Except as set forth on Schedule 3.11.2, there is no material item of plant, machinery or equipment included in the Assets which, to the Sellers’ Knowledge, is reasonably expected to require replacement in the twenty-four (24) month period following the Closing Date.

3.11.3 Books and Records. Schedule 3.11.3 sets forth the location of all books and records of the Business as of the Closing Date.

3.12 Real Property.

3.12.1 Schedule 3.12.1 sets forth a true, correct and complete list, including addresses of each leasehold interest in real property leased, subleased, licensed by or with respect to which a right to use or occupy has been granted to or by the Companies (such leased real property, the “Leased Real Property”), and specifies the lessor(s) of such Leased Real Property and identifies each lease or any other Contractual Obligation under which such property is leased (such leases, the “Real Property Leases”). Schedule 3.12.1 lists, with respect to the Real Property Leases: (A) the expiration of the term and any rights of renewal, (B) rent and other amounts payable, (C) the current use of the Leased Real Property, and (D) any restrictions with respect to change of control, assignment or business combinations. Except as described on Schedule 3.12.1 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than the Companies) in possession of the Leased Real Property. There is no pending or threatened appropriation, condemnation, eminent domain taking, or similar action affecting any of the Leased Real Property. There has been no material destruction, damage or casualty with respect to the Leased Real Property. The Companies have provided or made available to the Buyer complete and correct copies of all Real Property Leases prior to the date of this Agreement.

3.12.2 The Companies have a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances. The Companies are exclusively entitled to all rights and benefits as tenant under the Real Property Leases. The Companies have not sublet, assigned or otherwise conveyed any rights in the Leased Real Property or in the Real Property Leases to any Person.

3.12.3 The Companies enjoy peaceful and undisturbed possession of the Leased Real Property and the use of the Leased Real Property complies with the terms of the applicable Real Property Lease and the Legal Requirements. The Real Property Leases are in good standing and in full force and effect and the Companies are not in material breach of or in default under any Real Property Lease, and no condition exists which, with or without the passage of time or the giving of notice or both would constitute a default under a Real Property Lease, and, to the Seller’s Knowledge, there has been no default under any Real Property Lease by any of the other parties thereto. The Companies are not obligated to purchase any Leased Real Property or any portion thereof or interest therein, or to purchase any real property.

3.12.4 No amounts are owing by the Companies in respect of the Leased Real Properties to any Governmental Authority or public utility, other than current accounts which are not in arrears and the details of which are described in Section 3.12.4.

3.12.5 No leasing or brokerage commission is payable as a result of the assignment of the Real Property Leases.

3.12.6 The certified rent roll delivered to the Buyer presents an accurate description of all matters set out therein.

3.12.7 Except as set forth in Schedule 3.12.7, no Company owns, and has never owned, any real property or holds any options to purchase any real property.

3.13 Intellectual Property; Information Technology; and Privacy.

3.13.1 Schedule 3.13.1 sets forth a complete and correct list of (i) all registered Intellectual Property and applications therefor owned by the Companies and/or the Sellers, (ii) a list of all of the corporate names and material brand names (whether or not registered) owned by the Companies and the Sellers used in the conduct of the Companies’ business as currently conducted, and (iii) Software owned by the Companies.

3.13.2 Except as set forth in Schedule 3.13.2, (i) the Companies own and possess all right, title and interest in and to the Intellectual Property and possesses the valid and enforceable right to use all other Intellectual Property necessary or used in the operation of the Business, in each case free and clear of all liens; (ii) no Intellectual Property is subject to any license (royalty bearing or royalty free) and/or any other agreement or arrangement that requires payment by the Companies or the Sellers to any Person with respect to the use of the Intellectual Property and/or any obligation to grant any right to any Person to use the Intellectual Property; (iii) all Intellectual Property is valid, subsisting and enforceable and is not subject to any Taxes or other fees, other than periodic filing and maintenance fees, all of which have been paid in the ordinary course; (iv) no maintenance fee or other filing relating to any of the Intellectual Property is or will become due within ninety (90) days of the Closing Date; (v) the Companies and the Sellers have taken commercially reasonable steps necessary to enforce against third parties the Intellectual Property; (vi) no loss and/or expiration of any Intellectual Property is pending and/or threatened in writing except expiration of patents or registered copyrights in accordance with such property’s normal terms; (vii) no order or proceeding has been issued, is pending, and/or is threatened in writing, that challenges any of the Companies’ ownership of or the legality, validity, enforceability and/or use of any of the Intellectual Property; and (viii) no Company is bound by, and no Intellectual Property is subject to, any contract containing any covenant and/or other provision that in any way limits or restricts the ability of a Company to, in any way, use, assert, enforce, and/or otherwise exploit any such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any Intellectual Property owned and/or otherwise controlled by the Companies.

3.13.3 The Companies have taken commercially reasonable steps necessary to protect all trade secrets, know-how, and other confidential Intellectual Property of the Companies. To the Sellers’ Knowledge, in the past three (3) years, there has been no unauthorized disclosure of any Intellectual Property. Except as set forth in Schedule 3.13.3, no employees of the Companies have contributed to any material portion of the Intellectual Property of the Companies.

3.13.4 Except as set forth in Schedule 3.13.4, (i) since December 1, 2019, the Companies have not received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of a third party’s Intellectual Property (including any written invitation to license or written request, demand, or claim that any Company refrain from using any Intellectual Property of any third party); (ii) to Seller’s Knowledge, no third party since December 1, 2019 has interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by the Companies; and (iii) no Company has interfered with, infringed upon, misappropriated or violated any Intellectual Property of any other Person’s Intellectual Property.

3.13.5 Except as set forth in Schedule 3.13.5, no Company is party to or subject to any Contractual Obligation that prohibits or otherwise restricts such Company or any of its Subsidiaries from using any of the Intellectual Property (other than Software described in Schedule 3.13.1) in any country or jurisdiction anywhere in the world.

3.13.6 Each Company has implemented all necessary policies to comply with CASL and has complied with the in-force requirements of CASL.

3.13.7 At all times, each Company has complied with applicable Privacy Laws. At all times, each Company has provided accurate notice of its privacy practices on all of its websites, through use of Company Privacy Policies. A complete and accurate list of all Company Privacy Policies and the periods each Company Privacy Policy has been in effect is set forth in Schedule 3.13.7. No disclosure or representation made or contained in any Company Privacy Policy has been inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission), and the practices of each Company with respect to the collection, use, and disclosure of Personal Information conform, and at all times have conformed, to the Company Privacy Policies that govern the use of such Personal Information. The Companies and/or the Sellers have delivered or made available to the Buyer true, complete and correct copies of all Company Privacy Policies.

3.13.8 Each Company has at all times implemented and maintained, and required all vendors, processors or other third parties that collect, use, or disclose any Personal Information for or on behalf of the Company, to implement and maintain, commercially reasonable security measures, plans, procedures, controls, and programs, including written information security programs, to (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity and security of its software, systems, applications and websites involved in the collection, use, and disclosure of Personal Information; and (iii) provide notification in compliance with applicable Privacy Laws in the case of any Security Incident involving any Personal Information.

3.13.9 Except as set out in Schedule 3.13.9, no Personal Information in the custody or control of any Company has been subject to any unauthorized or unlawful access, collection, use, disclosure, loss, alteration, destruction, compromise or other processing (a “Security Incident”). The Companies and the Sellers have not notified, and there have been no facts or circumstances that would require any of them to notify, any Governmental Authority or other person of any Security Incident. The Companies and the Sellers have not received any written communication or correspondence from any Governmental Authority or other person, and there has not been any proceeding (including any fines or other sanctions) relating to, any actual, alleged or suspected Security Incident or violation of any Privacy Law involving Personal Information in the custody or control of any Company.

3.14 Legal Compliance; Illegal Payments; Permits.

3.14.1 Compliance. Except as disclosed on Schedule 3.14.1, no Company is, nor has been since January 1, 2020, in breach or violation of, or default under, its Organizational Documents or, in any material respect, any Legal Requirement applicable to such Company.

3.14.2 Permits. The Companies have been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business and to the ownership, use and operation of the Assets (collectively, the “Necessary Permits”). Schedule 3.14.2 describes each of the Necessary Permits, together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 3.14.2, (a) such Permits are valid and in full force and effect, (b) the Companies are not, and have not been since January 1, 2020, in breach or violation of, or default under, any such Permit, and no reasonable basis exists which, with notice or lapse of time or both, would reasonably be expected to constitute any such breach, violation nor default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit and (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.14.3 Unfair Trade Practices. The Companies have not engaged in, and the conduct of the Business does not entail, unfair competition or trade practices or any false, deceptive, unfair or misleading advertising or promotional practices under the laws of any jurisdiction in which the Companies operate or market any of their products or services. The Companies have not received any notifications or been subject to any investigations from the Commissioner of Competition, the FTC or other Governmental Authorities regarding its products, services, advertising, or promotional practices.

3.15 Tax Matters.

3.15.1 Except as set forth on Schedule 3.15.1, each Company has duly and timely filed, or has caused to be timely filed, all Tax Returns required to be filed prior to the date hereof in accordance with all Legal Requirements applicable to each Company, the Business or the Assets, and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Legal Requirements. Each Company has paid, on a timely basis, all Taxes due and payable relating to any Pre-Closing Tax Period (whether or not assessed by the appropriate Governmental Entity and whether or not shown as due on a Tax Return) by each Company and the Sellers with respect to the Assets, the Business or any Seller’s ownership interest in the Companies, including all installments of Taxes, which are required to have been paid to any Governmental Entity pursuant to applicable Law, and for which the Companies are liable, and to the extent the liabilities for such Taxes are not due, adequate reserves have been established on the Financials. Except as set forth on Schedule 3.15.1, since January 1, 2020, no written claim has been made by Governmental Authority in a jurisdiction where the Companies do not file Tax Returns that the Companies nor any Seller is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, and to Seller’s Knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset other than for current Taxes not yet due and payable.

3.15.2 Except as set forth on Schedule 3.15.2, each Company has collected, deducted or withheld and has timely paid over to or otherwise deposited with the appropriate Governmental Authority all Taxes required to be collected, deducted or withheld by each Company prior to the Closing Date in connection with amounts received from, paid to or otherwise allocable to any Seller, customer, employee, independent or dependent contractor, creditor, stockholder, member, partner or other Person, and each Company has complied with all related reporting and recordkeeping requirements, including the collection of all required exemption, resale and withholding certificates and the proper completion and timely filing of all required Tax Returns.

3.15.3 Each Company has duly and timely collected, or caused to be duly and timely collected, all Taxes, including GST/HST and PST, required by applicable Laws to be collected by it and duly and timely reported and remitted to the appropriate Governmental Entity any such amounts as required by applicable Laws.

3.15.4 As of the Closing Date, there is no Action concerning any Tax Liability or Tax Return of the Companies of any Seller with respect to the Assets or the Business pending, being conducted, claimed, raised or threatened by a Governmental Authority in writing, nor to Seller’s Knowledge is there any basis for any such Action to be undertaken. To Seller’s Knowledge, there are no deficiencies, litigation, assessments, reassessments, proposed adjustments or other matters in controversy with respect to any Taxes that have been asserted or have been raised by any Governmental Entity which remain unresolved. Each Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Companies or any Seller with respect to the Assets or the Business for the past four (4) years. Schedule 3.15.4 indicates the Tax Returns that have been audited.

3.15.5 No Company nor any Seller has waived any statute of limitations in respect of Taxes or agreed to, or is the beneficiary of, any extension of time with respect to a Tax assessment or deficiency with respect to the Assets or the Business. No Company has executed any power of attorney with respect to any Tax or Tax Return, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Company or with respect to the Assets or the Business.

3.15.6 No Company is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation after Closing.

3.15.7 No material amount in respect of any outlay or expense that is deductible for the purposes of computing the income of any Company for Tax purposes has been owing by any Company, as the case may be, for longer than two taxation years to a person not dealing at arm’s length with the Company at the time the outlay or expense was incurred.

3.15.8 The unpaid Taxes of the Companies or with respect to the Assets or the Business (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (b) are not reasonable expected as of the Closing Date exceed the reserve for Taxes as adjusted for transactions or events in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Companies in filing its Tax Returns.

3.15.9 Except as set forth on Schedule 3.15.9, each Company is duly registered under subdivision D of Division V of Part IX of the Excise Tax Act (Canada) for purposes of goods and services tax and harmonized sales tax (“GST/HST”) with the registration number set forth in Schedule 3.15.10 and under any similar provincial, territorial or local value added, sales, transfer or similar Tax statutes (“PST”) with the registration number set forth in Schedule 3.15.9 in respect of all provincial sales, use or transfer Taxes which it is or has been required to collect and/or pay. All input tax credits, input tax refunds, rebated, exemptions or similar refunds claimed by each such Company for GST/HST and PST purposes were calculated in accordance with applicable Laws, and each such Company has, to the Sellers’ Knowledge, complied with all Tax registration, reporting, payment, self-assessment, collection and remittance requirements in respect of GST/HST and PST.

3.15.10 No Encumbrances for Taxes exist with respect to any Asset, except for Encumbrances described in subsection (b) of the definition of Permitted Liens.

3.15.11 Except as set forth on Schedule 3.15.11, the terms and conditions made or imposed in respect of every transaction (or series of transactions) between any of the Companies and any person that is not dealing at arm’s length (within the meaning of the Tax Act) with such Company do not differ from those that would have been made between persons dealing at arm’s length (within the meaning of the Tax Act). Except as set forth on Schedule 3.15.11, the value of the consideration paid or received by each of the Companies for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom the applicable Company was not dealing at arm’s length (within the meaning of the Tax Act) was equal to the fair market value of such property acquired, provided or sold or services purchased or provided.

3.15.12 There are no circumstances which exist and would result in, or which have existed and resulted in any of sections, 17, 67, 78, or 79 to 80.04 of the Tax Act (or any analogous or comparable provisions under any other applicable Law) applying to any Company up to and including the Closing Date.

3.15.13 No Company has any liability for Taxes of any other person (including, for greater certainty, under sections 159 and 160 of the Tax Act) by contract or otherwise under applicable Law up to and including the Closing Date.

3.15.14 All subsidies, government assistance and Tax refunds claimed or received by the Companies were claimed and received in accordance with applicable Law. Except as set forth on Schedule 3.15.14, the Companies have retained all prescribed documentation to support such claims for the period required under applicable Law.

3.15.15 None of the Companies has made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act, all dividends (including deemed dividends) designated and paid as “eligible” have been properly designated and paid in accordance with subsection 89(14) of the Tax Act by each Company, and none of the Companies have liability for Tax under Part III.1 of the Tax Act.

3.15.16 No Company has made a capital dividend election under subsection 82(2) of the Tax Act in an amount which exceeds its capital dividend account at the time of such election.

3.15.17 Except as set forth on Schedule 3.15.17, since the Most Recent Balance Sheet Date, the Companies have not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, settled or compromised any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority.

3.15.18 No Company has entered into a “reportable transaction” or a “notifiable transaction” (each as defined in the Tax Act), or is otherwise required to report any transaction to any applicable Governmental Entity under any similar or analogous provision of any applicable Law.

3.15.19 The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

3.15.20 No Seller is a “non-resident” of Canada for the purposes of the Tax Act.

3.16 Employee Benefit Plans.

3.16.1 For purposes of this Agreement, “Employee Plan” means any plan, contract, program, policy or arrangement and any other equity or equity based, employment, consulting, severance, termination pay, deferred-compensation, retirement, pension, profit-sharing, pension, supplemental pension, retiring allowance, savings, welfare-benefit (including medical, dental, short and long-term disability, pharmaceutical, vision, accidental death and dismemberment, travel, critical illness, and life insurance benefits), welfare-benefit, bonus, incentive, retention, change-of-control, sick leave, vacation, employee loan, education assistance, vehicle allowance, housing allowance, relocation benefits, perquisites, mortgage insurance, fringe-benefit or other similar plan, contract, program, policy or arrangement.

3.16.2 Schedule 3.16.2 lists each Employee Plan that a Company sponsors, maintains, contributes or is obligated to contribute, or under which a Company has or may have any Liability, or which benefits any current or former employee, director, officer, owner, or independent contractor of the Companies or the beneficiaries or dependents of any such Person (each, a “Company Plan”). With respect to each Company Plan, the Companies have delivered to the Buyer true, accurate and complete copies of each of the following, if applicable: (a) the plan document together with all amendments thereto (or, if the plan has not been reduced to writing, a written summary of all material plan terms), (b) any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, and (c)  the most recent summary plan description, employee handbook or booklet or similar employee communications.

3.16.3 Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements, and, except as set forth on Schedule 3.16.3, each individual who is eligible to enroll in a Company Plan has been so enrolled.

3.16.4 No Company Plan: (a) is a “pension plan” as such term is defined in the Pension Benefits Standards Act (British Columbia) or similar legislation of another Canadian jurisdiction, (b) provides contributions or benefits in excess of the limits applicable to registered plan under the Tax Act; or (c) is (i) except as disclosed in Section 3.16.2 of the disclosure schedules, a “registered retirement savings plan”, (ii) a “deferred profit sharing plan”, (iii) an “individual pension plan”, (iv) an “employee profit sharing plan”, (v) a “retirement compensation arrangement”, or (vi) an “employee life and health trust”, as each such term is defined in the Tax Act.

3.16.5 All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis and, to the extent not due, have been appropriately accrued for.

3.16.6 There is no pending or threatened, in writing, Action relating to a Company Plan, other than routine claims in the ordinary course of business for benefits provided for by the Company Plans, and there are no facts or circumstances that could give rise to such an Action. No Company Plan is or, within the last six (6) years, has been the subject of an examination, audit, inquiry, review, proceeding, claim or demand by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.16.7 No Company Plan provides or has any Liability to provide health, life, or disability benefit coverage upon or following retirement or other termination of employment.

3.16.8 No payment or benefit under any Company Plan will be established or become accelerated, vested, funded or payable by reason of the Contemplated Transactions, either alone or upon the occurrence of any other event.

3.17 Environmental Matters. Except as set forth in Schedule 3.17, (a) the Companies, the current and past operations of the Business, the properties and assets owned, leased, used or occupied by or formerly owned, leased, used, or occupied by, the Companies (including the Leased Real Property and Real Property Leases) are, and have been at all times, in compliance with all Environmental Laws, which compliance includes the possession of, and compliance with, all Permits required for the operation of the Business under Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, dangerous good, contaminant or toxic or hazardous material (including toxic mold), substance or waste, whether natural or artificial, including any other material or substances as defined in or regulated by any Environmental Laws now or hereafter in effect and including all breakdown substances (each a “Hazardous Substance”) on, upon, into or from any site currently or previously owned, leased or otherwise used by the Companies (including without limitation the Leased Real Property) or at any location at which the Business has been conducted (including the provisions of services), in any case for which release or threatened release the Companies could reasonably be expected to incur liability pursuant to Environmental Laws, (c) there have been no Hazardous Substances produced, generated, handled, transported or disposed of by the Companies except in compliance with Environmental Laws, (d) except for matters that have been resolved, the Companies have never received any written claim or been subject to any action alleging that the Companies or the Business has violated or has any liability under any Environmental Law, (e) there are no underground or surface storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no Hazardous Substances stored on, any site owned or operated by the Companies (including the Leased Real Property and Real Property Leases), except for the storage of Hazardous Substances in compliance with Environmental Laws, and (f) all Permits are in full force and effect and the Companies have made available to the Buyer true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in their possession or under their control, in each case as amended and in effect.

3.18 Contracts.

3.18.1 Contracts. Except as disclosed on Schedule 3.18.1, the Companies are not bound by or a party to:

(a) any Contractual Obligation (or group of related Contractual Obligations) the performance of which involves annual payments to or by the Companies in the aggregate in excess of $25,000 or aggregate payments to or by the Companies in excess of $100,000 over the life of such Contractual Obligation, other than any Contractual Obligation which by its terms can be terminated upon no greater than sixty (60) days’ notice without penalty or any further obligation or Liability to the Companies;

(b) any Contractual Obligation relating to the acquisition or disposition of (i) any material business of the Companies (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any material asset other than sales of inventory entered into in the ordinary course of business;

(c) any Contractual Obligation under which the Companies are, or may become, obligated to pay any amount in respect of indemnification obligations.

(d) any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture agreement or similar agreement;

(e) any Contractual Obligation (or group of related Contractual Obligations) under which the Companies have permitted any Asset to become Encumbered;

(f) any Contractual Obligation under which any other Person has guaranteed any Debt of the Companies or any Seller or any Company or any Seller has guaranteed any Debt or other obligation of any other Person;

(g) any Contractual Obligation, whether the Companies are subject to or the beneficiary of such obligations, which (i) relates to confidentiality (other than customary confidentiality provisions contained in customer and supplier agreements of the Companies entered into the in the ordinary course of business) or (ii) restricts any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of the Companies or any Affiliate thereof or limits the freedom of the Companies or any Affiliate thereof to engage in any line of business or compete with any Person;

(h) any Contractual Obligation under which the Companies are, or may become, obligated to incur any severance, termination, retention, change-in-control or similar pay, benefits or other Compensation obligations which would become owed or payable in connection with the execution of this Agreement or the consummation of the Contemplated Transactions, whether alone or in connection with another event, such as termination of employment;

(i) any Contractual Obligation providing for the employment or engagement with a Person on a full-time, part-time, independent contractor or other basis or otherwise providing Compensation to any officer, director, employee or independent contractor;

(j) any collective bargaining agreement or other Contractual Obligation with any labour union or other employee association;

(k) any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(l) any Contractual Obligation that contains most favored customer pricing provisions or grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(m) any Contractual Obligation with an Affiliate of the Companies or any Seller; or

(n) any Contractual Obligation with any Governmental Authority.

The Companies have delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation required to be listed on Schedule 3.18.1, in each case, as amended or otherwise modified and in effect. The Companies have delivered to the Buyer a written summary setting forth the terms and conditions of each oral Contractual Obligation required to be listed on Schedule 3.17.1.

3.18.2 Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.10 (Debt; Guarantees), 3.12 (Real Property), 3.13 (Intellectual Property), 3.16 (Employee Benefit Plans), 3.18 (Contracts), 3.20 (Customers and Suppliers) or 3.24 (Insurance) is enforceable against each party to such Contractual Obligation, is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3 or Schedule 3.4, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions, and neither any Company nor any Seller, nor, to Seller’s Knowledge, any other party to any such Contractual Obligation is in breach or violation thereof, or default under, or has repudiated any provision of, any such Contractual Obligation.

3.19 Affiliate Transactions. Except as disclosed on Schedule 3.19, no Seller nor any of its Affiliates is an officer, director, employee, independent contractor, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Companies. Except as disclosed on Schedule 3.19, no Seller nor any of its Affiliates (other than the Companies) own any asset used in, or necessary to, the Business.

3.20 Customers and Suppliers.

3.20.1 Schedule 3.20.1 sets forth a complete and accurate list of (a) the five (5) largest customers of the Business (taken as a whole, measured by dollar value) for each of (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the period beginning on the Most Recent Balance Sheet Date and ending August 31, 2025, indicating the existing Contractual Obligations with each such customer by product or service provided, and (b) the five (5) largest suppliers of materials, products or services to the Business (taken as a whole, measured by dollar value) for each of (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the period beginning on the Most Recent Balance Sheet Date and ending August 31, 2025, indicating the Contractual Obligations for continued supply from each such supplier.

3.20.2 Except as set forth in Schedule 3.20.2, the relationships of the Business with the customers and suppliers and required to be listed on Schedule 3.20.1 are good commercial working relationships and none of such customers and suppliers has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases or increase in the prices charged or paid, as the case may be) or notified the Companies or any Seller in writing of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Business.

3.21 Employees.

3.21.1 Schedule 3.21.1 sets forth true and complete information as to the name, current job title, start date, work location, compensation for each of the last three years of all current employees of the Companies (including any partners and members of any Affiliates of the Companies), commission and bonus amounts due for the current year for all current employees of the Companies (including any partners and members of any Affiliates of the Companies), overtime classification, a description of the commission and bonus structure of each of the current employees of the Companies (including any partners and members of any Affiliates of the Companies), whether they are subject to a written employment contract, whether they are employed under a work permit or work visa (and the details of such work permit or work visa including expiration and any conditions), and whether such employee is on a leave of absence together with the expected date of return to work. Except as disclosed on Schedule 3.21.1, no such employee (including any partner or member of any Affiliates of the Companies) has given notice of termination to the Companies, nor has any such employee otherwise disclosed plans to terminate a relationship with the Companies within the next twelve (12) months. Other than disclosed in Schedule 3.21.1, no employee is employed under a work visa or work permit. Except as disclosed in Schedule 3.21.1, the Companies are not a party or bound by any other written contract of employment.

3.21.2 Except as disclosed on Schedule 3.21.2, (a) there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending or threatened in writing against the Companies, and there have been no such troubles within the past three (3) years, (b) no employee of the Companies is represented by a labour union or other employee association, (c) the Companies are not a party to, or otherwise subject to, any collective bargaining agreement or other Contractual Obligation with a labor union or other employee representative body, and no such Contractual Obligation is being negotiated by the Companies, (d) no application has been filed or proceedings instituted by or on behalf of a labour union or other employee association with any Governmental Authority seeking certification of a bargaining representative of any employees of the Companies, (e) there is no effort pending or threatened in writing by or on behalf of any labour union or other employee association to organize, certify, or establish any labour union or employee association in relation to the employees of the Companies, and there have been no such efforts within the past three (3) years, (f) no notice, consultation and/or consent requirements with respect to any employee, or with respect to any labour union or other employee association, will be incurred in connection with the execution of this Agreement or the consummation of the Contemplated Transactions, and (g) none of the Companies have been declared to be a related or successor employer pursuant to any labour requirement and, to the Seller’s Knowledge, no such application has been filed or threatened, and (h) none of the Companies are engaged in any conduct that would constitute an unfair labour practice pursuant to any applicable labour requirement.

3.21.3 Schedule 3.21.3 sets forth true and complete information as to the name, title, description of engagement, whether there is a written contract of engagement, term of engagement, and summary of the compensation paid to all individuals the Companies have classified as independent or dependent contractors. The Companies have properly classified individuals providing services to them as independent contractors, dependent contractors or employees, as the case may be. The Companies have not incurred, and no circumstances exist under which the Companies would reasonably be expected to incur, any liability arising from the classification of workers as independent or dependent contractors, including the failure to pay wages or any other compensation or provide termination or severance notice or payment in lieu or any other employee entitlement or Legal Requirement.

3.21.4 There is no Action pending or threatened in writing by or before any Governmental Authority with respect to any Company concerning labour, employment, dependent- or independent contractor-related matters.

3.21.5 Except as disclosed on Schedule 3.21.5, no current or former applicant, employee or independent contractor of any Company has brought or threatened in writing to bring any Action against or affecting the Companies, nor brought or threatened in writing to bring any complaint of workplace harassment, discrimination, bullying, or violence.

3.21.6 The Companies are registered and in good standing with the workers compensation or workplace safety and insurance board in each jurisdiction where workers are providing services and have not received any notice of audit, assessment, reassessment or penalty from any such Governmental Authority in the past three (3) years. The Companies have not received any workers compensation claims or pending claims made by any current or former worker during the past three (3) years.

3.21.7 The Companies are compliant in all material respects with all Legal Requirements relating to the employment of employees or engagement of independent or dependent contractors, including those relating to labour relations, labour and employment standards, human rights, accessibility, pay equity and pay transparency, immigration, privacy, and occupational health and safety, and have not received any notice of audit, inspection, investigation or non-compliance from any Governmental Authority.

3.22 Litigation; Governmental Orders. Except as disclosed on Schedule 3.22, there is not, and has not been since January 1, 2020, any Action, whether pending, in progress or threatened in writing, to which any Company is or would be a party (either as plaintiff or defendant) or to which the Assets are or would be subject. Except as disclosed on Schedule 3.22, there is no Action which the Companies presently intends to initiate as of the Closing Date. Except as disclosed on Schedule 3.22, no Governmental Order has been issued which is applicable to the Companies, the Assets or the Business.

3.23 Service Warranty; Product Liability. Each product installed, sold or delivered by the Business, and each service provided by the Business (collectively, the “Products”) is, and for the past three (3) years has been, except as disclosed on Schedule 3.23(a), (i) with respect to each such product sold or delivered by the Business, in conformity with all Contractual Obligations, express and implied warranties, promises and affirmations of fact and (ii) with respect to each installation or other service provided by the Business, in conformity with all Contractual Obligations, express and implied warranties, promises and affirmations of fact made by the Companies. Except as disclosed on Schedule 3.23(b), the Companies do not have any Liability for replacement or repair of any Products or other damages in connection with providing services or other customer or product obligations. Except as disclosed on Schedule 3.23(c), the Companies do not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Companies.

3.24 Insurance. Schedule 3.24 sets forth a true and complete list of all insurance policies under which the Companies, or any of their employees, officers or directors or the Assets or the Business is or has been insured since January 1, 2022 (the “Liability Policies”) and their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer and claims runs. The Companies have at all times since January 1, 2022 maintained in full force and effect with financially sound and reputable insurers insurance with respect to the Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 3.24, no insurer has denied (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy. None of the Companies nor any of their respective affiliates have received any notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Liability Policies. All premiums due on such Liability Policies have been paid. There are no claims (in writing or otherwise) related to the business of the Companies pending under any such Liability Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.25 Investment Canada Act. None of the Companies or any entity controlled by the Companies, carries on a “cultural business” within the meaning of paragraph 14.1(6) of the ICA and the regulations thereunder.

3.26 Competition Act. The aggregate book value of the assets of the Companies in Canada and the gross revenues from sales in, from, or into Canada generated by the Companies, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder, do not exceed CDN$93 million.

3.27 No Brokers. Except as disclosed on Schedule 3.27, neither the Sellers nor the Companies have Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Companies.

3.28 Disclosure. The representations and warranties contained in this Section 3 and in the documents, instruments and certificates delivered to the Buyer by any of the Sellers pursuant to this Agreement do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

3.29 No Other Representations or Warranties. No Company or Seller has made or makes any representation or warranty, express or implied, written or oral, on behalf of any Seller(s), any Company or JTKT except for the representations and warranties set forth in Article III of this Agreement, Article IV of this Agreement and Article III of the Continental APA, including any representation or warranty as to the accuracy or completeness of any information regarding any of the Companies or the Business furnished or made available to the Buyer or its Representatives (including any information memorandum or any information, documents or material made available to the Buyer or its Representatives in any data room(s), management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Companies or the Business, or any representative or warranty arising from statute or otherwise in Law. Each Seller hereby disclaims any other express or implied representations or warranties whatsoever.

4. REPRESENTATIONS AND WARRANTIES OF JTKT.

JTKT represents and warrants to the Buyer that:

4.1 Title to Shares. JTKT is the sole legal and beneficial owner of the shares of Fraser Canyon set forth in this Agreement, and such shares are owned by JTKT free and clear of any and all Encumbrances.

4.2 Absence of Assets. Since its formation, JTKT has not owned, and does not own, any assets of any kind or nature, other than the Fraser Canyon Shares.

4.3 Absence of Liabilities. JTKT has not incurred, and does not have, any liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise.

4.4 No Outstanding Obligations. As of the Closing Date, JTKT has no outstanding obligations, commitments, or agreements of any kind, whether written or oral, to any Person.

4.5 No Litigation. There is no Action, whether pending, in progress or threatened in writing, to which JTKT is or would be a party (either as plaintiff or defendant) or to which its assets are or would be subject. There is no Action which JTKT presently intends to initiate as of the Closing Date. No Governmental Order has been issued which is applicable to JTKT or its assets.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Sellers that:

5.1 Organization. The Buyer is duly formed, validly existing and in good standing under the laws of Alberta.

5.2 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is a party (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. The Buyer has the full power and authority necessary to own, lease, operate and use its assets and carry on the Business.

5.3 Authorization of Governmental Authorities. Except as disclosed on Schedule 5.3 or as would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the Contemplated Transactions on a timely basis, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Buyer.

5.4 Noncontravention. Except as disclosed on Schedule 5.4, neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.4, violate any provision of any Legal Requirement applicable to the Buyer;

(b) result in a breach or violation of, or default under, any Contractual Obligation of the Buyer;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d) result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

5.5 No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions other than those which will be borne by the Buyer.

5.6 Investment Canada Act. The Buyer is (a) not a “Non-Canadian”; or (b) a trade agreement investor or WTO investor that is not a state-owned enterprise, all within the meaning of the ICA.

5.7 Independent Investigation. The Buyer acknowledges and agrees that it has made its own inquiry and investigation into the Sellers, JTKT and the Companies, the Business, the Contemplated Transactions, the Business (as defined in the Continental APA) and the Contemplated Transactions (as defined in the Continental APA) and, in making its determination to proceed with the Contemplated Transactions, the Buyer has relied on such inquiry and investigation and the representations and warranties set forth in Article III of this Agreement, Article IV of this Agreement and Article III of this Agreement, including in each case the related portions of the disclosure schedules to this Agreement and the Continental APA, and has not relied on any other representations or warranties of any Person. Notwithstanding the foregoing, nothing in this Agreement, the Ancillary Agreements, the Continental APA or otherwise shall be construed as a waiver or release of any claim of fraud or otherwise limit the Buyer’s recourse for any claim of fraud

6. COVENANTS.

6.1 Transaction Expenses. Except as otherwise provided herein, with respect to the costs and expenses (including legal, accounting, consulting, advisory, and brokerage) incurred in connection with the Contemplated Transactions (such costs and expenses, the “Transaction Expenses”), the Sellers will bear the Transaction Expenses of the Companies and the Buyer will bear the Transaction Expenses of the Buyer, but in the case of the premium, underwriting fees, brokers fees, taxes and diligence expenses for the R&W Insurance Policy (the “R&W Insurance Expenses”), the Buyer will bear 75% and the Sellers will bear 25% of the R&W Insurance Expenses. To the extent that the R&W Insurance Expenses exceed USD $125,480, Buyer will bear the excess amount. For the avoidance of doubt, (a) the prepayment fee to be charged by The Toronto Dominion Bank on account of the prepayment of the TD Bank Term Loan on the Closing Date is an expense of the Companies arising after the consummation of the Consummated Transactions and thus, not an obligation of the Sellers under this Section 6.1 and (b) such prepayment fee shall be excluded for all purposes from Estimated Net Working Capital and Closing Date Net Working Capital.

6.2 Sellers’ Release. Effective as of the Closing, each Seller, on behalf of itself and its respective Affiliates, hereby releases, remises and forever discharges any and all rights and claims that it has had, now has, or might now have against the Companies (including without limitation any right or claim to indemnification), provided that the foregoing release shall not release, impair or diminish in any respect such party’s rights under this Agreement and the Ancillary Agreements.

6.3 Payment of Debt. The Sellers shall cause the Companies to satisfy all their obligations in respect of Debt on or before to the Closing, except with respect to the Permitted Debt.

6.4 Confidentiality.

6.4.1 Confidentiality of the Sellers. The Sellers acknowledge that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of certain confidential information possessed by the Sellers or the Companies involving or related to the Business, the Assets or other confidential or proprietary information of the Companies (collectively, the “Confidential Information”) and that the preservation of the confidentiality of such Confidential Information by the Sellers is an essential premise of the bargain between the Seller and the Companies on the one hand, and the Buyer on the other hand, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.4.1. Accordingly, each Seller hereby agrees with the Buyer that each Seller and its respective Representatives will not, and that each Seller will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any Confidential Information; provided, however, that Confidential Information will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6.4.1 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same, (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions or (iii) for bookkeeping or recording purposes in the ordinary course of business.

Notwithstanding the foregoing, each Seller who is a natural person may use Confidential Information in connection with any services provided for the Buyer or the Companies pursuant to his or her employment agreement or employment offer letter, as applicable. Each Seller agrees that they will be responsible for any breach or violation of the provisions of this Section 6.4.1 by any of their Representatives. For the avoidance of doubt, nothing contained in this Agreement limits, restricts or in any other way affects the Sellers’ communicating with any Governmental Authority, or communicating with any official or staff person of a Governmental Authority, concerning matters relevant to the Governmental Authority.

6.4.2 Certain Confidentiality Agreements. As of the Closing, the Sellers will assign or cause to be assigned to the Buyer any rights of the Sellers under any confidentiality agreement or similar Contractual Obligation entered into with respect to the sale of the Companies, including without limitation any confidentiality agreement or similar Contractual Obligation with any financial advisor to the Sellers or the Companies (which for greater certainty shall not include any accountant or investment advisors of any Seller).

6.5 Publicity. No public announcement or disclosure may be made by the Companies or the Sellers with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer, which will not be unreasonably withheld, and no public announcement or disclosure may be made by the Buyer with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Sellers, which will not be unreasonably withheld, provided, however, that the provisions of this Section 6.5 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

6.6 Non-Competition; Non-Solicitation.

6.6.1 With respect to Leech, for a period of five (5) years from and after the Closing Date (the “Leech Restricted Period”), and with respect to all Sellers other than Leech, for a period of two (2) years from and after the Closing Date (the “Sellers Restricted Period”), no Seller (including, for the avoidance of doubt, the Dream Family Seller), will or shall permit, cause, or encourage any of their respective Affiliates, on their own behalf or on behalf of or in connection with any other Person, directly or indirectly, own, manage, operate, control, participate in, perform services for or otherwise carry on, be engaged in, have any financial or other interest or otherwise be commercially involved, in any capacity whatsoever, including as an owner, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant supplier, or trustee or otherwise or by or through any Person, in any endeavour, activity or business which is the same as, substantially similar to, or is in competition with, the Business conducted by the Companies as at the Closing Date, anywhere in Canada, California, Washington, Nevada, Arizona or New Mexico; provided, however, that no passive owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation (other than Capstone Holding Corp.) will be deemed, solely by reason thereof, to be so engaged in or in competition with the Business.

6.6.2 With respect to Leech, for the Leech Restricted Period, and with respect to all Sellers other than Leech, for the Sellers Restricted Period, no Seller (including, for the avoidance of doubt, the Dream Family Seller) will or shall permit, cause, or encourage any of their respective Affiliates and Representatives to, directly or indirectly, in any capacity whatsoever, including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, lender or other financer, guarantor, lessor, lessee, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee or by or through any Person (a) canvass, solicit, procure, or encourage any Person who has been a customer, client, vendor, supplier, independent contractor or other business partner of the Business at any time within the twenty-four (24)-month period immediately preceding the Closing Date to terminate or diminish its, his or her relationship with the Business, or with the Buyer or any of its Affiliates, (b) seek to persuade any such customer, client, vendor, supplier, independent contractor or other business partner, or any Person who has been a customer, client, vendor, supplier, independent contractor or other business partner of the Business at any time within the twenty-four (24)-month period immediately preceding the Closing Date, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with respect to the Business or with the Buyer or any of its Affiliates or (c) hire or engage, or solicit for hiring or engagement, or assist in the hiring or engagement of any employee, independent contractor or consultant of the Companies, or seek to persuade any such employee, independent contractor or consultant to discontinue employment with the Buyer or any of its Affiliates, except that the above non-solicitation obligation will not prohibit any Seller or their respective Affiliates and Representatives from engaging in general solicitations or advertisements regarding employment or engagement, and hiring individuals who respond to such general solicitations or advertisements, so long as the employees or independent contractors of the Companies or any of its Affiliates are not targeted; provided that nothing in this Section 6.6.2 shall prohibit the Sellers from engaging professionals (such as lawyers, professional accountants or investment or financial advisors), bankers, utilities and telecommunications service providers that were suppliers to the Business.

6.6.3 Each Seller acknowledges that in view of the nature of the Assets and the business objectives of the Buyer in acquiring the Shares, and the consideration paid to the Sellers therefor, the limitations set forth in Section 6.4.1 (Confidentiality) and this Section 6.6 (Non-Competition and Non-Solicitation) are reasonable and properly required for the adequate protection of the Buyer, and that their agreements to such limitations are a material condition of the Buyer’s willingness to enter into this Agreement and consummate the Contemplated Transactions. Each Seller further acknowledges that the remedy at law for any breach or threatened breach by any of them of the agreements contained in Section 6.4.1 or Section 6.6 will be inadequate and agree that the Buyer, in the event of such breach or threatened breach, in addition and not in the alternative to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to equitable relief, including preliminary or permanent injunctive relief or orders for specific performance, without being required to prove actual damages and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. This Section 6.6 constitutes an independent and severable covenant and if any or all of the provisions of this Section 6.6 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect. The parties intend for the covenants of Sections 6.4.1 and 6.6 to be enforceable to the maximum extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.4.1 or 6.6 is invalid or unenforceable, the parties hereto agree that such term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Sellers agree that the Restricted Period applicable to the Sellers shall be tolled, and shall not run, during the period of any breach by any Seller of any such covenants. No breach of any provision of this Agreement shall operate to extinguish each Seller’s obligation to comply with the provisions of Sections 6.4.1 and 6.6.

6.7 Transfer of Certain Funds Received Post-Closing. With respect to any and all amounts received or collected by the Sellers from and after the Closing (a) attributable to, or in respect of, the Business and (b) which become the property of the Buyer, whether directly or indirectly, as a result of the consummation of the Contemplated Transactions, the Sellers shall promptly provide notice of such receipt or collection to the Buyer and promptly pay (and in any event within five Business Days of their receipt or collection) to the Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by the Buyer or by other means acceptable to the Buyer.

6.8 Prohibition on the Use of Name. From and after the Closing Date, each Seller shall not use, and shall cause all each of its Affiliates following the Closing to cease using, directly or indirectly, the names “Canadian Stone Industries Inc.”, “Canadian Stone Industries”, “Klad Envelope Solutions Inc.”, “Fraser Canyon Holdings Inc.”, and the other names disclosed on Schedule 3.13.1 in any trademark, trade name, domain name, address, corporate name, symbol or identifier or any derivatives thereof or any marks confusingly similar thereto.

6.9 Access to Records and Employees After Closing. For a period of six (6) years after the Closing Date, the parties shall afford one another and their respective Representatives reasonable access to all of the books and records related to the Business and their employees related to the Business to the extent that such access may reasonably be required by the other parties in connection with Tax or litigation matters (excluding litigation between the Companies, the Buyer or any Affiliate of the Buyer, on the one hand, and the Sellers or any of their respective Affiliates, on the other hand, which records shall be subject to disclosure rules applicable to such litigation) relating to the Business prior to the Closing Date, or following the Closing Date as it relates to any post-Closing obligation. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting party shall be responsible for any costs or expenses incurred by them pursuant to this Section 6.9, except for reasonable out-of-pocket expenses incurred by the party of whom the request was made.

6.10 [Intentionally Omitted].

6.11 Further Assurances. From and after the Closing Date, upon the request of any Seller or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Sellers shall provide all cooperation reasonably requested by the Buyer (at no cost to the Sellers) in connection with any effort by the Buyer to establish, perfect, defend, or enforce its rights in or to the Assets, including executing further consistent assignments and transfers. Except to the extent consistent with their ongoing employment obligations with the Companies, the individual Sellers will refer all customer inquiries relating to the Business to the Companies and/or the Buyer from and after the Closing. Each Seller shall, and shall cause its respective Affiliates and their respective representatives and other agents to, cooperate and assist the Buyer with an orderly transition of the Business to the Buyer.

6.12 Sellers’ Representative.

6.12.1 Each Seller hereby irrevocably appoints (the “Appointment”) Leech as the Representative of the Sellers, as the Sellers’ agent and attorney-in-fact for all purposes set forth in this Agreement (the “Sellers’ Representative”) including the full power and authority to (i) perform the transactions contemplated hereunder to be performed by a Seller under this Agreement; (ii) disburse any funds received by the Sellers; (iii) execute and deliver on behalf of each Seller any amendment or waiver under this Agreement; (iv) execute and deliver on behalf of each Seller any Ancillary Agreements; (v) give and receive notices on behalf of each Seller; (vi) make, dispute, and settle all claims under this Agreement (including in connection with any matter that only relates to one specific Seller but not all Sellers); (vii) receive service of process and/or notice from a Buyer Indemnified Person on behalf of the Seller(s) in connection with any indemnification claims under this Agreement; and (viii) interpret the terms of this Agreement and any other related agreement. The Appointment, being coupled with an interest, is irrevocable and will not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of existence of any Seller. All decisions and acts by the Sellers’ Representative within his authority under this Section 6.12.1 shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative hereby accepts the appointment as Sellers’ Representative pursuant to this Agreement effective on the date hereof, in accordance with the terms set forth in this Section 6.12.1. The appointment of Sellers’ Representative shall be binding upon each Seller and his, her or its respective heirs, executors, successors and permitted assigns.

6.12.2 The Sellers’ Representative shall act on behalf of each Seller with the same effect as if taken by the Seller to institute, make or pursue claims, counterclaims or defenses, enter into, modify, amend, implement or waive any contract, compromise, settle or surrender any disputes or claims or make any other determination or take any other action or assert or compromise any claim in connection with all matters relating to this Agreement, the other Ancillary Agreements and any of the transactions contemplated hereby and thereby, including the receipt and delivery at Closing of certificates and other documents and the giving and receipt of notices by and behalf of each Seller for all purposes under Section 7 and otherwise under and in relation to this Agreement and the other Ancillary Agreements.

6.12.3 The Sellers’ Representative will have no Liabilities to any Seller(s) for any act done or omitted under this Agreement as the Sellers’ Representative while acting in good faith and not in a manner constituting fraud, gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. Each Seller shall, jointly and severally with each other Seller, indemnify and hold and save harmless the Sellers’ Representative from and against any Losses of any nature whatsoever (including reasonable legal fees) that the Sellers’ Representative may sustain or incur as a result of any action or omission taken by the Sellers’ Representative in relation to the Appointment and performance of such role, save for any such Losses attributable to the fraud or intentional misconduct of the Sellers’ Representative.

6.12.4 If the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Sellers’ Representative shall select another Seller(s) or principal or beneficiary of a Seller to fill such vacancy and such substituted representative shall: (i) be the Sellers’ Representative for all purposes of this Agreement; and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative under this Agreement.

6.12.5 The signature of the Sellers’ Representative shall be deemed to be the signature of all Sellers, and each Seller shall be bound by the terms of any documents and agreements executed and delivered by Sellers’ Representative on their behalf as though they were actual signatories thereto.

6.12.6 Buyer is entitled to deal exclusively with the Sellers’ Representative on all matters relating to the Sellers with respect to this Agreement and the other Ancillary Agreements, including under Section 7. Buyer and all other Persons shall be entitled to rely, without any investigation or inquiry, upon all actions taken by Sellers’ Representative as having been taken upon the authority of the Sellers. Any action by Sellers’ Representative shall be conclusively deemed to be the action of the Sellers, and Buyer shall not have any liability or responsibility to any Seller for any action taken in reliance thereon. Buyer will not have any liability or obligation arising out of the acts or omissions of Sellers’ Representative or any disputes between or among the Sellers and Sellers’ Representative. Buyer may rely entirely on its dealings with, and notices to and from, Sellers’ Representative to satisfy any obligations Buyer might have to any Seller under this Agreement, the other Ancillary Agreements or with respect to the contemplated transactions. The Sellers, jointly and severally, agree to pay, and to indemnify and hold harmless Buyer and its directors, shareholders, officers, employees, agents, Affiliates, successors and assigns from and against any and all Losses that they may suffer or sustain as a result of any claim by any Person that an action taken by the Sellers’ Representative on behalf of the Sellers is not binding on, or enforceable against, the Sellers.

6.13 Dream Family Seller. For the purposes of this Section 6, the Dream Family Seller agrees to be jointly and severally liable for all obligations of Dream Family in its capacity as a Fraser Canyon Seller, including its obligations under Section 7.

6.14 Solicitor-Client Privilege. The Buyer, on behalf of itself and its Affiliates (including, after Closing, the Companies), acknowledges and accepts the following regarding the solicitor-client privilege of each Company. Miller Thomson LLP, previously represented each Company in connection with the transactions contemplated hereby. Following the Closing, all communications related to this Agreement and the transactions contemplated hereby between Miller Thomson LLP, and either Company or the representatives or agents of either Company (whether or not such communications involved any Seller or representative or agent thereof) that are otherwise protected by solicitor-client privilege, including solicitor work-product (the “Transaction Communications”), shall be deemed to be solicitor-client privileged (including any solicitor’s duties of confidentiality and loyalty) and are irrevocably assigned from the Company(ies) to the Sellers. This privilege may be waived as against either Company or the Buyer only by the written agreement by the Sellers’ Representative that explicitly references this Section 6.14, which agreement may be withheld in the reasonable discretion of the Sellers’ Representative; provided, however, in the event that any waiver of any such privilege in connection with a dispute or action with a third party not party to this Agreement and not an Affiliate of any Person party to this Agreement would reasonably be expected to adversely affect the Buyer or any of its Affiliates (including, after the Closing, the Companies), the Buyer or any of its Affiliates (including, after the Closing, the Companies) may assert the solicitor-client privilege to prevent disclosure of such communications to such third party and the privilege shall not be waived by Sellers’ Representative or the Sellers without the prior written consent of the Buyer. Absent such agreement by the Sellers’ Representative, none of the Buyer and, after Closing, either Company, or any assignee of any of them, shall have a right of access to or use of, the Transaction Communications and shall not use or seek to access such Transaction Communications. Without duplication, the Buyer agrees that it will not, and that it will cause each Company following the Closing not to, (i) access or use the Transaction Communications, including by way of review of any electronic data, communications or other information, or by seeking to have any Seller(s) waive the solicitor-client or other privilege, or by otherwise asserting that the Purchaser or either Company has the right to waive the solicitor-client or other privilege, or (ii) seek to obtain the Transaction Communications from any law firm that has acted as counsel to either Company.

6.15 Personal Information.

(a) The Parties agree that the Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Parties will proceed with and complete the Contemplated Transactions, and if the determination is made to proceed with the Contemplated Transactions, to complete them.

(b) Prior to the completion of the Contemplated Transactions, the Party receiving the Disclosed Personal Information may use the Disclosed Personal Information solely for purposes related to the Contemplated Transactions, and shall protect the confidentiality of all Disclosed Personal Information in a manner reasonably consistent with security safeguards appropriate to the sensitivity of the information.

(c) If the Contemplated Transactions do not proceed, the Party receiving the Disclosed Personal Information shall, at the disclosing Party’s option, return or destroy the Disclosed Personal Information, within a reasonable time.

(d) Notwithstanding anything to the contrary, following the consummation of the Contemplated Transactions and other transactions contemplated herein, the Parties shall (i) only use or disclose the Disclosed Personal Information for the same purposes for which it was collected, used or disclosed in the Business or as otherwise permitted or required by applicable Laws; (ii) protect the confidentiality of all Disclosed Personal Information in a manner reasonably consistent with security safeguards appropriate to the sensitivity of the information; and (iii) give effect to any withdrawal of consent with respect to the Disclosed Personal Information.

(c) For greater certainty, the obligations of the Buyer under this Section 6.15 do not extend to Personal Information collected, used, held or otherwise known by or disclosed to the Buyer separately from the Contemplated Transactions.

7. indemnification

7.1 Indemnification by the Sellers.

7.1.1 Indemnification. Subject to the limitations set forth in this Section 7, each Seller will jointly and severally indemnify and hold harmless the Buyer, each of its Affiliates and the Representatives of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement or the Ancillary Agreements), expenses or amounts paid in settlement pursuant to the terms of this Section 7 (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim, provided, however, the foregoing shall not include punitive or exemplary damages unless awarded and actually paid to a third party (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a) any breach of, or inaccuracy in, any representation or warranty made by the Sellers in this Agreement (including any schedule, annex or exhibit hereto) or in any Ancillary Agreement (including any schedule, annex or exhibit thereto) (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to “Material Adverse Effect”, were deleted therefrom);

(b) any breach or violation of any covenant or agreement of the Sellers (including under this Section 7) in or pursuant to this Agreement;

(c) Tax Indemnification;

(d) any fraud of any of the Sellers; or

(e) any and all Specified Liabilities.

7.1.2 Monetary Limitations.

(a) Each Seller will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 7.1.1(a) in respect of Losses arising from a breach of, or inaccuracy in, any representation or warranty unless the aggregate amount of all such Losses plus the aggregate amount of all Buyer APA R&W Losses (collectively, “Standard Buyer R&W Losses”) exceeds USD $50,000 (the “Deductible Amount”) (it being understood and agreed that if Standard Buyer R&W Losses exceed the Deductible Amount, then the Buyer Indemnified Persons will be indemnified for all Standard Buyer R&W Losses in excess of the Deductible Amount as set forth herein) (the “Indemnity Basket”); provided, however, that the Indemnity Basket will not apply to (i) claims for indemnification pursuant to Section 7.1.1(a) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(f) (Breach of Organizational Documents), 3.8 (Absence of Undisclosed Liabilities), 3.11.1 (Title to Assets), 3.15 (Tax Matters), 3.16 (Employee Benefit Plans), 3.21.3 (Employees), 3.27 (No Brokers), 4.1 (Title to Shares), 4.2 (Absence of Assets), 4.3 (Absence of Liabilities), or 4.4 (No Outstanding Obligations) of this Agreement (collectively, “Seller Fundamental Representations”) or (ii) claims based upon intentional or criminal conduct or fraud. Claims for indemnification pursuant to Section 7.1.1(a) (other than claims for indemnification in respect of breaches of, or inaccuracies in, Seller Fundamental Representations or claims based upon intentional or criminal conduct or fraud) will not exceed USD $2,050,000, with USD $50,000 payable by the Sellers directly in the manner required pursuant to Section 7.7.1 and the balance payable exclusively from the R&W Insurance Policy. Claims for indemnification pursuant to Section 7.1.1(a) in respect of breaches of, or inaccuracies in, Fundamental Representations or claims based upon intentional, criminal conduct or fraud and claims for indemnification pursuant to any provision of Sections 7.1.1(b), 7.1.1(c) and 7.1.1(d) are not subject to the monetary limitations set forth in this Section 7.1.2.

7.2 Indemnity by the Buyer.

7.2.1 Indemnification. Subject to the limitations set forth in this Section 7, the Buyer (and after the Closing, the Companies) will jointly and severally indemnify and hold harmless each Seller, the Affiliates of each Seller and the Representatives of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement (including any schedule, annex or exhibit hereto) or in any Ancillary Agreement (including any schedule, annex or exhibit thereto) (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to “Material Adverse Effect”, were deleted therefrom);

(b) any breach or violation of any covenant or agreement of the Buyer (including under this Section 7) of any covenant or agreement of the Buyer in or pursuant to this Agreement;

(c) any Taxes (or the non-payment thereof) (i) imposed with respect to the Assets or the Business for any period (or a portion thereof) beginning after the Closing Date, (ii) imposed on the Companies for any period (or a portion thereof) ending after the Closing Date (iii) imposed on Buyer or any of its Affiliates for any taxable period, and (iv) of any Person (other than Buyer and its Affiliates) imposed on any Seller Indemnified Person as a transferee or successor, by operation of any Legal Requirement or otherwise to the extent such liability arose as a result of activities of the Buyer or any of its Affiliates occurring after the Closing Date; or

(d) any fraud of the Buyer.

7.2.2 Monetary Limitations. The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 7.2.1(a) in respect of Losses arising from a breach of, or inaccuracy in, any representation or warranty unless the aggregate amount of all such Losses plus the aggregate amount of all Seller APA R&W Losses (collectively, the “Standard Seller R&W Losses”) exceed the Deductible Amount (it being understood and agreed that if the Standard Seller R&W Losses exceed the Deductible Amount, then the Seller Indemnified Persons will be indemnified for all Standard Seller R&W Losses in excess of the Deductible Amount). The Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 7.2.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty will not exceed the Cash Purchase Price. The foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 7.2.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Power and Authorization), 5.4(d) (Breach of Organizational Documents) or 5.5 (No Brokers) which claims will not exceed the Cash Purchase Price or (b) claims based upon intentional acts that constitute criminal conduct or fraud. Claims for indemnification pursuant to any other provision of Section 7.2.1 are not subject to the limitations set forth in this Section 7.2.2.

7.3 Time for Claims. All representations, warranties, covenants and agreements set forth in this Agreement and each of the Ancillary Agreements shall survive the Closing; provided, however, that no claim may be made or suit instituted seeking indemnification pursuant to Sections 7.1.1(a) or 7.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

7.3.1 at any time prior to the later of (x) six (6) years and (y) the expiration of the applicable statute of limitations relating to the matters set forth therein, in the case of any breach of, or inaccuracy in, Seller Fundamental Representations;

7.3.2 at any time prior to the conclusion of the day that is twenty-four (24) months after the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement or in any Ancillary Agreement; and

7.3.3 at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation or criminal conduct.

Notwithstanding the foregoing, any claims asserted in writing by notice delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims, and the representation, warranty, covenant or agreement which is the subject of such claim, shall survive until such claim is fully and finally resolved.

After the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement in this Agreement to be performed prior to the Closing Date. The covenants and agreements in Sections 6.1, 6.3, 6.5, 6.7, 6.8 and 6.11 in this Agreement shall survive until the six (6) year anniversary of the Closing, and all other covenants and agreements in this Agreement that do not have an explicit duration or expiration shall survive until the ten (10) year anniversary of the Closing.

Notwithstanding any provision of this Agreement, the date or dates specified in the R&W Insurance Policy with respect to the time periods, including the time periods within which to make claims and/or regarding which any Buyer Indemnified Party may obtain recoveries under such policy shall govern such claims and/or recoveries under such policy.

7.4 Third Party Claims.

7.4.1 Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party stating in reasonable detail the nature and basis of each claim made in the Third Party Claim and the amount thereof, to the extent known, along with copies of the relevant documents received by the Indemnitee from the applicable third party or its representatives evidencing the Third-Party Claim and the basis for indemnification sought; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually and materially prejudiced by reason of such failure thereby. Thereafter, if reasonably requested by the Indemnifying Party, the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee from the third-party claimant or its representatives relating to the Third-Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, subject to the terms and conditions contained herein.

7.4.2 Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 7.4.1. In addition, solely with respect to a Third Party Claim that may give rise to a Non-Ordinary Indemnity Claim, the Indemnifying Party will have the right to assume the defense of the Indemnitee against such Third Party Claim at its own expense with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnified Party has given notice of such Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against such Third Party Claim and fulfill its indemnification obligations hereunder, (c) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim, (e) such Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of such Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of such Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of such Third Party Claim.

7.4.3 Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

7.4.4 Indemnified Party’s Control. If the Indemnifying Party (i) does not deliver the notice contemplated by clause (a) of Section 7.4.2, or the evidence contemplated by clause (b) of Section 7.4.2 within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim, (ii) is not permitted to defend the Indemnified Party against the Third Party Claim pursuant to Section 7.4.2, or (iii) otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 7.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 7.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 7.

7.4.5 Consent to Jurisdiction Regarding Third Party Claim. The Buyer, the Companies and the Sellers, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, provided, however, that nothing in this Section 7.4.5 shall be construed to waive, limit or otherwise affect the applicability of the governing law or the exclusive jurisdiction provisions set forth in Section 9.10 of this Agreement with respect to any other claim, dispute or proceeding not arising out of or in connection with such Third Party Claim.

7.5 Direct Claims and Procedures

7.5.1 At any time prior to the expiration of the applicable survival period, an Indemnitee may deliver to the Buyer or the Sellers’ Representative, for and on behalf of the Sellers, (the Buyer or the Sellers, as applicable, each an “Indemnifying Party”), a written notice duly executed by the Indemnitee (any written notice delivered in accordance with the provisions of this Section 7.5(a), a “Claim Notice”) stating that such Indemnitee has a claim for indemnification pursuant to this Section 7, indicating the estimated amount, if reasonably practicable, of the Losses such Indemnitee has incurred or suffered, and specifying in reasonable detail the basis for such claim. No delay in providing such Claim Notice prior to the expiration of the applicable survival period shall affect an Indemnitee’s rights hereunder. During the 30-day period commencing upon receipt by the Indemnifying Party of the Claim Notice, the Indemnitee shall respond to reasonable requests for information or copies of any accounts, documents or records made by the Indemnifying Party and its professional advisors during such period to permit them to investigate the matter or circumstance alleged to give rise to the matters described in the Claim Notice and whether and to what extent any amount is payable in respect of such matters; provided, that the Indemnitee shall not be required to (i) provide any access to any of its Representatives or its Affiliates Representative, (ii) provide any access to its premises or the premises of any of its Affiliates, or (iii) disclose any information to the Indemnifying Party if such disclosure would (x) violate any attorney-client privilege or require disclosure of any attorney work product or (y) contravene any applicable Law, statutory fiduciary duty, or pre-existing agreement between the Indemnitee and any third-party. In the event that the Buyer is the Indemnifying Party, the Sellers’ Representative may provide written notice to the Buyer describing any alleged deficiencies in the information provided pursuant to the preceding sentence and the Buyer will make available to the Sellers’ Representative the chief financial officer of the Buyer as a representative of the Buyer to discuss such alleged deficiencies.

7.5.2 If the Indemnifying Party objects to any claim made by the Indemnitee in any Claim Notice, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnitee during the 30-day period commencing upon receipt by the Indemnifying Party of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnitee in the Claim Notice. If the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnitee prior to the expiration of such 30-day period or if the applicable Claim Dispute Notice does not dispute one or more portions of the Claim Notice, then (i) each claim for indemnification set forth in such Claim Notice that is not disputed in the applicable Claim Dispute Notice shall be deemed to have been conclusively determined in the Indemnitee’s favor for purposes of this Section 7 on the terms set forth in the Claim Notice and (ii) in the case of a Buyer Indemnified Person, if funds remain in the Escrow Account from the Indemnity Escrow Amount, then Buyer and Sellers’ Representative shall deliver joint written instructions directing the Escrow Agent to deliver funds from the Escrow Account to Buyer in accordance with this Section 7.5 for each claim or the undisputed portion thereof; provided that no such partial release by the Escrow Agent shall terminate or otherwise prejudice such Buyer Indemnified Persons’ rights with respect to amounts claimed which are in excess of the amounts so released.

7.5.3 If the Indemnifying Party delivers a Claim Dispute Notice, then the Indemnitee and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Claim Dispute Notice. If the Indemnitee and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnitee and the Indemnifying Party shall be prepared and signed by both parties and, if a Buyer Indemnified Person is the Indemnitee and cash remains in the Escrow Account from the Indemnity Escrow Amount, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Escrow Account in accordance with the terms of such memorandum.

7.5.4 If no such resolution can be reached during the 30-day period following the Indemnitee’s receipt of a given Claim Dispute Notice, then upon the expiration of such 30-day period, either the Indemnitee or the Indemnifying Party may bring suit to resolve the objection in accordance with this Agreement. Upon the rendering of a final, non-appealable judgment by a court of competent jurisdiction over the parties as to the validity and amount of any claim in such Claim Notice, if a Buyer Indemnitee is the Indemnitee the Indemnitee and the Indemnifying Party shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash in the Escrow Account from the Indemnity Escrow Amount in accordance therewith. Judgment upon any award rendered by such court may be entered in any court having jurisdiction and will be binding and conclusive upon the Indemnitee and the Indemnifying Party.

7.6 Subrogation, etc. With respect to any claim brought by a Buyer Indemnified Person against any Seller relating to this Agreement and any of the Contemplated Transactions, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Buyer Indemnified Persons with respect to any amounts owed by such Seller pursuant to this Section 7. Upon making full payment of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the indemnity payment relates. Until the Indemnified Party recovers full payment of its Losses, any and all claims of the Indemnifying Party against any such third party on account of such payment shall be postponed and subrogated in right of payment to the Indemnified Party’s rights against such third party.

7.7 Sequence of Recovery. Any and all amounts payable by the Sellers to a Buyer Indemnified Person will be paid as follows:

7.7.1 first, but solely with respect to claims for indemnification pursuant to Section 7.1.1(a) of this Agreement and Section 7.1.1(a) of the Continental APA, up to an aggregate amount equal to the Deductible Amount as follows: first, by a reduction of any amount outstanding under the Second Seller Note until satisfied in full; second, to the extent that the Second Seller Note has been satisfied in full, by a reduction of any amount outstanding under the First Seller Note; and then by the Sellers by wire transfer of immediately available funds to an account or accounts designated by Buyer within fifteen (15) days of being due;

7.7.2 second, with respect to claims for indemnification pursuant to Section 7.1.1(a), from the R&W Insurance Policy until exhausted, subject to the terms and conditions contained therein,

7.7.3 third, with respect to Non-Ordinary Indemnity Claims, by a reduction of any amount outstanding under the Second Seller Note until satisfied in full,

7.7.4 fourth, with respect to Non-Ordinary Indemnity Claims, and to the extent that the Second Seller Note has been satisfied in full, by a reduction of any amount outstanding under the First Seller Note,

7.7.5 fifth, with respect to Non-Ordinary Indemnity Claims, and to the extent that the First Seller Note has been satisfied in full and the Second Seller Note has been satisfied in full, by a reduction of any amount then owed under the Earn-Out Agreement and

7.7.6 then, with respect to Non-Ordinary Indemnity Claims, by the Sellers by wire transfer of immediately available funds to an account or accounts designated by Buyer within fifteen (15) days of being due.

For greater certainty, (x) with respect to claims for indemnification pursuant to Section 7.1.1(a) that are not Non-Ordinary R&W Claims, the Buyer is limited to recovery on such claims pursuant to Section 7.7.1 and Section 7.7.2 and (y) with respect to claims for indemnification which are Non-Ordinary R&W Claims, recoveries under the R&W Policy shall be treated as follows: (i) such recoveries shall be applied initially pursuant to Section 7.7.2 and (ii) if there is a recovery under the R&W Policy that is not with respect to a Non-Ordinary R&W Claims after any application pursuant to preceding sub-clause (i) (a “Subsequent R&W Recovery”), then such application pursuant to sub-clause (i) shall be deemed to instead be applied pursuant to Sections 7.7.3 – 7.7.6 in the amount equal to such Subsequent R&W Recovery.

Any and all amounts payable by the Buyer to a Seller Indemnified Person will be paid by wire transfer of immediately available funds to an account or accounts designated by the Seller within fifteen (15) days of being due.

In the event a Buyer Indemnified Person asserts a right of recovery pursuant to Section 7 of this Agreement, such Buyer Indemnified Person shall provide written notice to the Indemnifying Parties specifying the amount to be recovered and the basis for recovery.  If the Indemnifying Parties object to the recovery in a writing sent to such Buyer Indemnified Party within ten (10) Business Days after receipt of such notice, such Buyer Indemnified Party and the Indemnifying Parties shall meet within thirty (30) days to attempt to resolve such dispute.  If the parties do not resolve the dispute, each party may pursue any available remedies to resolve such dispute, and such Buyer Indemnified Party shall not exercise any right of recovery until the Indemnifying Parties agree or a court of competent jurisdiction issues a final order not subject to appeal resolving the dispute in such Buyer Indemnified Party’s favor.  If the Indemnifying Parties fail to respond to such Buyer Indemnified Party’s written notice of its intent to exercise its right to recovery within ten (10) Business Days after receipt, such Buyer Indemnified Party may recover the undisputed amounts against any amount then owed or which shall become owing to the Indemnifying Parties in accordance with the sequence of recovery set forth in this Section 7.7.

7.8 Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 7 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 7 without regard to the availability of a remedy under any other provision of this Section 7.

7.9 Tax Treatment. All indemnification and other payments under this Section 7 shall, to the extent permitted by applicable Legal Requirements, be treated for income Tax purposes as an adjustment to the Purchase Price.

7.10 Amount of Claim. The Purchase Price was determined based upon the amount of adjusted earnings before interest, Taxes, depreciation and amortization of the Companies for a pre-Closing period agreed to by the Buyer and Sellers prior to Closing times the Multiplier. Accordingly, the amount of any claim for indemnification pursuant to Section 7.1.1(a), Section 7.1.1(d) and Section 7.1.1(e) shall equal the amount of such Loss (excluding the amount of Extraordinary Items) multiplied by the Multiplier.

7.11 Insurance and Third Party Indemnity Coverage. Payments by an Indemnifying Party pursuant to Section 7.1.1 or 7.2.1 shall be limited to the amount of the Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnitee from any Person that is not an Affiliate of such Indemnitee in respect of any such claim. No Indemnified Party shall have any obligation to recover under insurance policies (other than the RWI as set forth in Section 7.13) or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

7.12 No Double Recovery. In the event that an insurance, indemnification, contribution or other recovery is made to any Indemnitee with respect to any Loss (a “Recovery Payment”) and the applicable Indemnitee has received an indemnification payment pursuant to this Section 7 expressly for such Loss, then such Indemnitee shall promptly make a payment to the applicable Indemnifying Party in an amount equal to such Recovery Payment.

7.13 R&W Policy. The Buyer shall use commercially reasonable efforts to recover under the R&W Insurance Policy if and to the extent that coverage is available with respect to any claim for indemnification pursuant to Section 7.1.1(a) prior to requiring indemnification under this Agreement from the Sellers with respect to such claim; provided, that notwithstanding the foregoing, if the Buyer makes a Non-Ordinary R&W Claim and does not receive payment under the R&W Insurance Policy with respect to such claim within 180 days, the Buyer may seek indemnification from the Sellers as set forth in this Section 7, including the sequency of recovery set forth in Section 7.7.

7.14 Exclusive Remedy. The remedies provided by this Section 7 shall be the sole and exclusive monetary remedies of the Buyer Indemnified Persons and the Seller Indemnified Persons for the recovery of Losses resulting from, relating to or arising out of this Agreement and the Ancillary Agreements. Notwithstanding the foregoing or anything else in this Agreement or in any Ancillary Agreement to the contrary, nothing herein shall limit or otherwise affect Buyer’s right or ability to make, pursue, enforce or prosecute a claim for (i) equitable relief pursuant to Section 9.13, (ii) fraud or (iii) a breach or violation of any covenant or agreement of any Seller contained in this Agreement or in any Ancillary Agreement.

8. TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date:

8.1 Tax Indemnification. Each Seller shall jointly and severally indemnify the Companies, the Buyer, and each Buyer Affiliate and hold them harmless from and against any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), (ii) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, the Sellers shall have no obligation to indemnify Companies, the Buyer, or any Buyer Affiliate against any Taxes to the extent that such Tax was included as a Liability in Actual Net Working Capital as finally determined pursuant to Section 2.6, and (iii) any employment Taxes and any other Taxes required to be deducted, withheld and paid to any Governmental Authority as a result of the consummation of the transactions contemplated pursuant to this Agreement or any Ancillary Agreement and the payments arising therefrom (all of the foregoing being referred to as the “Tax Indemnification”).

8.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “ Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Companies holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For greater certainty, the applicable tax rate for CSIP relating to any portion of a Straddle Period that is a Pre-Closing Tax Period shall be the tax rate applicable as if the Sellers were the owners of companies comprising CSIP, which was, immediately prior to the Closing Date, a “Canadian-controlled private corporation” as defined in subsections 125(7) of the Tax Act.

8.3 Responsibility for Filing Tax Returns. The Sellers shall, at their own expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Company required to be filed before the Closing Date with respect to any Pre-Closing Tax Period (such Tax Returns being “Seller Returns”). The Buyer shall, at its own expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns to be filed after the Closing Date for each Company with respect any Pre-Closing Tax Period and any Straddle Period (other than any Seller Returns) (such Tax Returns being “Buyer Returns”; the Seller Returns and Buyer Returns are hereinafter referred to as “Pre-Closing Returns”). Each Pre-Closing Return shall be prepared in a manner consistent with the applicable Company’s past practice, unless otherwise required by applicable Law, provided, that each Pre-Closing Return should claim all Company selling expenses and other expenses that would qualify as selling expenses to the fullest extent allowed under applicable law on a “more likely than not” basis. The Buyer shall cause each Company to cooperate in the filing of any Seller Return, which cooperation shall include, without limitation, causing each Company to file such Seller Return and causing an officer of each Company to join in the execution of such Seller Return. As soon as reasonably practicable prior to the due date for filing of a Buyer Return (and not less than thirty (30) days prior to the due date, including extensions), the Buyer shall provide the Sellers with a copy of such Buyer Return for the Sellers’ review and comment. The parties shall cooperate in good faith to resolve any dispute regarding such comments. At the request of the Buyer, each Company shall make an election under subsection 256(9) of the ITA in the Seller Return for the taxation year ending as a result of the Closing, such that the time for the acquisition of control of each Company pursuant to the ITA shall be the time of Closing.

8.4 Cooperation on Tax Matters.

8.4.1 The Buyer, each Company, and each Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.3 the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, obtaining or pursuing a Tax refund relating to the Taxes of any Company, and the prosecution or defense of any audit, litigation proposed adjustment or deficiency, assessment, claim, suit or other proceeding with respect to Taxes or Tax Return of any Company that relate to a Pre-Closing Tax Period or Straddle Period, and each party hereto shall notify the other parties hereto in writing promptly (and in any event, no later than 15 days after receipt of such notice of audit or other proceeding) following receipt of any notice of audit or other proceeding relating to any Tax Return filed with respect to the Companies or the Sellers for any Pre-Closing Tax Period or a Straddle Period. Such cooperation shall include the retention and (upon any other party hereto’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the later of (i) seven (7) years following the Closing Date and (ii) one year following the end of the legal statute of limitation with respect to the applicable Tax Return (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other applicable party hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party hereto so requests, the Companies or the Sellers, as the case may be, shall allow the other applicable parties hereto to take possession of such books and records as of the Closing Date.

8.4.2 The Buyer shall have the right to control (at its sole expense) any and all audits or other proceedings relating to any Straddle Period Return or any income Tax Return filed with respect to the Companies for any tax period ending on or before the Closing Date.

8.4.3 The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.4.4 The Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, either Company) to make or amend any election that relates to the Taxes of either Company for a Pre-Closing Tax Period, except with the explicit written approval of the Sellers’ Representative that makes reference to this Section 5.4(d).

8.4.5 If the Buyer or any of its Affiliates (including any of the Companies following the Closing) receives, at any time after the Closing, any Tax refund or credit or deduction (including estimated Taxes and the GST ITC) of any Company for a Pre-Closing Tax Period, to the extent that such Tax refund or credit or deduction (A) was not reflected as an asset in the final calculation of Closing Date Net Working Capital, (B) did not result from the payment of Taxes in respect of a post-Closing period following the Closing and (C) did not result from the carryback of a loss or deduction arising in a Post-Closing Tax Period, then the Buyer shall pay to the Sellers by wire transfer of immediately available funds, an amount in cash equal to the amount of such Tax refund or credit or deduction. Any payment due to the Sellers under this Section 8.4.5 shall be paid to the Sellers no later than five (5) days following either the receipt of the Tax refund or the date of filing the Tax Return upon which the Tax refund or credit or deduction was utilized to reduce the amount of Taxes payable by the Buyer or any of its Affiliates (including the applicable Company). The Buyer shall (I) reasonably cooperate with the Sellers, upon the Sellers’ reasonable request, and at Sellers’ sole cost and expense, in filing any amended Tax Returns or claims to obtain or expedite the receipt of any Tax refund or credit or deduction that the Seller is entitled to receive under this Section 8.4.5 (including by utilizing any reasonably available short-form or accelerated procedures), and (II) allow the Sellers to control the prosecution of any claim in respect of a Tax refund or credit or deduction that the Seller are entitled to receive under this Section 8.4.5. Any payments made pursuant to this Section 8.4.5 shall be treated as adjustments to the Purchase Price for applicable Tax purposes, unless a different treatment is otherwise required by applicable Law. Notwithstanding anything in this Agreement to the contrary, in the event that any refund or credit or deduction of Taxes is subsequently determined by any Governmental Authority to be less than the amount paid by the Buyer to the Sellers, the Sellers shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed Tax refund owed to a Governmental Authority, in the event that the disallowed amount resulted from filing of an amended Tax Return at the request of the Sellers under this Section 8.4.5 to the Buyer.

8.4.6 The parties agree that none of the transactions, arrangements, or events described in or contemplated by this Agreement constitutes a “reportable transaction”, as defined in subsection 237.3(1) of the ITA (in this Section, a “reportable transaction”), or a “notifiable transaction”, as defined in subsection 237.4(1) of the ITA (in this Section, a “notifiable transaction”), and, accordingly, that none of the parties, the Companies, any of their respective Affiliates, or any “advisor” (as defined in subsection 237.3(1) of the ITA) thereto intend to file any Tax Return reporting a reportable transaction or notifiable transaction with any Governmental Authority.

8.4.7 If, at any time after the Closing, the Buyer or any Seller determines, or becomes aware that an “advisor” (as defined for purposes of section 237.3 or section 237.4 of the Tax Act (or any corresponding or similar provision of any applicable Law)) has determined that the transactions contemplated by this Agreement are subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the Tax Act (or any corresponding or similar provision of any applicable Law), including as a result of any future amendments or proposed amendments to such provisions (the “Disclosure Requirements”), the Buyer or such Seller, as the case may be, will promptly inform the other parties hereto of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the parties hereto will cooperate with respect to preparing and filing the applicable information returns and/or notifications. The Sellers and the Buyer shall cooperate with each other and make available to each other in a timely fashion all data and other information as may reasonably be required for the preparation and review, as applicable, of any Tax Return described in this Section 8.4.7.

8.4.8 The Sellers shall promptly notify the Buyer if they become aware that a transaction previously entered into by any of the Company Entities is a “reportable transaction” or a “notifiable transaction”, as defined in sections 237.3 and 237.4 of the Tax Act.

8.4.9 If any Company is assessed Part III or Part III.1 Tax of the ITA (including any notice or proposal containing a penalty with respect to a dividend paid or deemed paid prior to Closing) in respect of the pre-Closing period, the Sellers undertake to execute, deliver, and file, and the Buyer undertakes to cause such Company to execute and deliver, any election under subsections 184(3) and 185.1(2) of the ITA and the corresponding provisions of any applicable provincial or territorial legislation within the earlier of (i) 80 days of the date of such assessment or notice, and (ii) the filing due date of such election. The Sellers concur with the election and accept responsibility for the related Taxes in respect of the Pre-Closing Tax Period.

8.5 CSIP Fiscal Year-End. After the Closing Date, the Sellers shall cooperate with and assist the Buyer, at the Buyer’s request and at the Sellers’ sole cost and expense, in responding to any requests or correspondence received from the CRA in connection with the Sellers’ request to change the fiscal year-end of CSIP from December 31 to November 30. Such cooperation shall include, without limitation, promptly providing to the Buyer or the CRA, as applicable, any records, documents, or other information in the Sellers’ possession or control that are requested by the CRA and, if requested by the Buyer, executing, delivering, and filing any additional documents, or providing any confirmations, as required by the CRA in connection therewith.

8.6 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any Liability thereunder.

8.7 Books and Records. At the Closing, the Sellers will deliver to the Buyer the books and records of and relating to each Company and the Business. The Buyer agrees that it will preserve such books and records received from the Sellers for a period of seven years after the Closing Date. The Buyer may allow the Sellers or their authorized representatives such reasonable access to such books and records solely with respect to matters pertaining to Tax Returns for any Pre-Closing Tax Period as the Sellers may reasonably require under applicable Laws.

9. MISCELLANEOUS

9.1 Payments. Any payments to be made under this Agreement shall be made by irrevocable wire transfer on the relevant due date set forth herein with value on that date in immediately available funds and without any deduction for costs or charges. Payments to the Sellers arising hereunder shall be made to the bank account of Sellers’ Counsel, which account information shall be designated in writing by the Sellers at least two (2) days in advance of the date that the relevant payment becomes due and payable hereunder (any such bank account, a “Seller Bank Accounts”). Payments to the Buyer shall be made to the bank account, which account information shall be designated in writing by the Buyer at least two (2) days in advance of the date that the relevant payment becomes due and payable hereunder (any such account, a “Buyer Bank Account”).

9.2 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);

(c) by transmission email (in which case it will be effective upon sending); or

(d) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Sellers:

Dream Family Holdings Ltd.

[____]

[____]

Jeffery Leech

[____]

[____]

[____]

Jeffery Leech, as Trustee of The Jeffery Leech Family Trust

[____]

[____]

[____]

Wendi Chiavacci

[____]

[____]

[____]

Michael Siemens

[____]

[____]

[____]

Nathan Thompson

[____]

[____]

[____]

Curt Trierweiler

[____]

[____]

[____]

If to the Sellers, to the Sellers’ Representative:

Jeffery Leech

[____]

[____]

[____]

with a copy to (which shall not constitute notice):

Miller Thomson LLP

700 West Georgia Street

Suite 2200

Vancouver, British Columbia | V7Y 1K8

Attn: Darcy L. Wray

[____]

[____]

If to the Buyer, to it at:

c/o Brookstone Partners IAC, Inc.

232 Madison Avenue, Suite 600

New York, New York 10016

Attn: Matthew Lipman

Telephone number: [____]
Email: [____]

with a copy to (which shall not constitute notice):

Nixon Peabody LLP
70 W. Madison St., Suite 5200

Chicago, IL 60602

Attn: Robert A. Drobnak
Telephone number: [____]
Facsimile number: [____]
Email: [____]

Each of the parties to this Agreement may specify different address, Email, or facsimile number by giving notice in accordance with this Section 9.1 to each of the other parties hereto.

9.3 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder so long as the Buyer is not relieved of any liability or obligations hereunder, (b) assign this Agreement and any or all of its rights and interest hereunder to any Buyer of all or substantially all its assets or designate such Buyer to perform its obligations hereunder and (c) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any provider of financing to the Buyer as collateral security. Except as expressly provided herein and the rights set forth in Section 7 with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

9.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

9.5 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

9.6 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and in each case their respective heirs, executors, trustees, beneficiaries, successors, and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Indemnitees) any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a .pdf signature page) and each such counterpart signature page will constitute an original for all purposes.

9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

9.9 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

9.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

9.11 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the Province of British Columbia, and the Federal Laws of Canada, to the extent applicable, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.12 Jurisdiction; Venue; Service of Process.

9.12.1 Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Province of British Columbia, in the City of Vancouver for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before the above-named court. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

9.12.2 Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Actions only in the Province of British Columbia. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

9.12.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by the Laws of the Province of British Columbia, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.2, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

9.13 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the Province of British Columbia and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

9.14 Attorneys’ Fees. In any Action to enforce or interpret the provisions of this Agreement, each party shall bear its own costs and expenses.

9.15 Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

[Remainder of Page is Intentionally Blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement as of the date first above written.

The Buyer:	InStone Canada Corp., an Alberta company

By:
	Name:	Matthew Lipman
Title:

The SellerS:	DREAM FAMILY HOLDINGS LTD., a British Columbia company

Name:
Title:

JEFFERY LEECH FAMILY TRUST

Name:	Jeffery Leech
Title:	Trustee

Jeffery Leech, individually

Wendi Chiavacci, individually

Michael Siemens, individually

Nathan Thompson, individually

Curt Tierweiler, individually

THE SELLERS’ REPRESENTATIVE:
Jeffery Leech

FOR THE PURPOSES OF SECTION 6:
Robert Jahnsen, individually

EXHIBIT A

DEFINITIONS

As used herein, the following terms will have the following meanings:

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, grievance, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Actual Net Working Capital” means (a) if no Notice of Disagreement is timely delivered to the Buyer, the Closing Date Net Working Capital and the Continental Purchase Price, adjusted by application of the Exchange Rate and (b) if a Notice of Disagreement is timely delivered to the Buyer, the amount of Working Capital calculated pursuant to the final Closing Balance Sheet and the Continental PP Adjustment, as determined pursuant to Section 2.6.5.

“Affiliate” means, (i) with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (ii) in addition to and without limiting clause (i), with respect to any specified Person who is an individual, any family member, spouse or descendant of such Person, or any trust, estate planning vehicle or similar Person of which any such Person, family member, spouse or descendant is a trustee, grantor or beneficiary. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means (a) the First Seller Note, (b) the Second Seller Note, (c) the Earn-Out Agreement, and (d) the Subordination Agreement.

“Annual Financials” is defined in Section 3.6.1(a).

“ASPE” means accounting standards for private enterprises in Canada as issued by the Canadian Standards Board (AcSB), including any amendments, interpretations, or successor standards thereto, as in effect from time to time.

“Assets” means all the business, properties, assets, goodwill and rights of the Business of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of the Companies, including the accounts receivable.

“Business” is defined in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in either Vancouver, British Columbia or New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer APA R&W Losses” has the meaning assigned to such term in the Continental APA.

“Buyer WC Payment Amount” is defined in Section 2.6.4(a).

“Buyer WC Receipt Amount” is defined in Section 2.6.4(b).

“Canadian Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta), an Act respecting the protection of personal information in the private sector (Quebec) and CASL (each as amended, updated, or replaced from time to time), and any regulations or rules promulgated by national, federal, provincial or territorial privacy commissions and agencies.

“Cash Purchase Price” is defined in Section 2.2.

“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), as amended from time to time and other Laws that regulate the same or similar subject matter.

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.6.3.

“Closing Date” is defined in Section 2.3.

“Closing Date Net Working Capital” is defined in Section 2.6.3.

“Commissioner of Competition” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf.

“Company” and “Companies” is defined in the Recitals.

“Company Plan” is defined in Section 3.15.2.

“Company Privacy Policies” means all of the Companies’ past or present public-facing policies, notices and statements concerning the privacy, security, collection, use, and/or disclosure of Personal

Information.

“Compensation” means, with respect to any Person, all salaries, wages, commissions, consulting fees, compensation, bonuses, benefits or other remuneration of any kind or character whatever (including issuances or grants of Shares and/or ownership interests), made directly or indirectly by a Company to such Person or Affiliates of such Person.

“Competition Act” means the Competition Act, (R.S.C., 1985, c. C-34).

“Confidential Information” is defined in Section 6.4.1.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Shares, and (b) the execution, delivery and performance of the Ancillary Agreements.

“Continental APA” is defined in the Recitals.

“Continental PP Adjustment” is defined in Section 2.6.3(c).

“Continental Cash Purchase Price” means the amount of the “Cash Purchase Price” (as defined in the Continental APA) specified in Section 2.3 of the Continental APA.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“CRA” means the Canada Revenue Agency.

“CSIA” means Continental Stone Industries Inc., a Delaware corporation, and a subsidiary of Fraser Canyon.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under finance or capital leases or purchase money financings, (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Deductible Amount” is defined in Section 7.1.2(a).

“Designated Liabilities” is defined in Section 3.8.

“Disclosure Schedules” means the schedules to this Agreement.

“Earn-Out Agreement” is defined in Section 2.2.

“Employee Plan” is defined in Section 3.15.1.

“Encumbrance” or “Encumbered” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, or which, in substance, secures payment or performance of an obligation.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Estimated Net Working Capital” is defined in Section 2.6.1.

“Exchange Rate” means for the purposes of determining the exchange rate to determine the Cash Purchase Price payable on the Closing, the exchange rate to be used shall be the exchange rate of USD $1.00 to CAD $1.41, and for the purposes of determining the Actual Net Working Capital, the exchange rate to be used shall be the exchange rate posted by The Toronto Dominion Bank on the Closing Date.

“Extraordinary Items” means expenses or charges that are unusual in nature and infrequent in occurrence, consistent with the historical GAAP concept of ‘extraordinary items.’ For clarity: (a) an item shall not be considered an Extraordinary Item if it (i) occurred in the 12 months prior to the Closing Date, (ii) is reasonably expected to recur in the 12 months following the Closing Date, or (iii) arises from ongoing operations, ordinary business risks, or normal-course fluctuations; (b) routine or operational items shall not constitute Extraordinary Items, including normal-course repairs or maintenance, ordinary employee or labor matters, ordinary-course litigation or customer disputes, working-capital fluctuations (including accounts receivable, accounts payable or inventory movements), or expenses consistent with the Companies’ historical operating practices; and (c) notwithstanding anything to the contrary, an item shall not be deemed an Extraordinary Item if it (i) relates to under-maintenance, deferred capital expenditures, or other conditions existing prior to the Closing, (ii) relates to matters not disclosed in the Disclosure Schedules, or (iii) reflects matters that, consistent with past practice, should reasonably have been included in the historical operating expenses of the Companies. For greater certainty, Extraordinary Items shall be interpreted narrowly and only include items of a truly unusual and non-recurring nature that are clearly outside the ordinary course of business.

“Financials” is defined in Section 3.7.1(b).

“First Seller Note” is defined in Section 2.4.1.

“Fraser Canyon Shares” is defined in the Recitals.

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations” is defined in Section 7.1.2.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or any arbitrator, mediator, court, administrative law court, tribunal, commission, in the case of any of clause (a) through (c), whether federal, state, provincial, territorial, local, municipal, foreign, supranational or of any other jurisdiction (such as binding (including voluntary or contractual) arbitration). “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” is defined in Section 3.16.

“ICA” means the Investment Canada Act, (R.S.C. 1985, c. 128 (1st Supp)).

“Indemnity Escrow” means USD $50,000.

“Indemnified Party” means a Buyer Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnifying Party” means (a) the Buyer, if in connection with a claim for indemnification by a Seller Indemnified Person, and (b) the Sellers, if in connection with a claim for indemnification by a Buyer Indemnified Person.

“Indemnitee” means a Buyer Indemnified Person and/or a Seller Indemnified Person, as applicable.

“Indemnity Basket” is defined in Section 7.1.2.

“Independent Accountant” is defined in Section 2.6.5.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, however denominated, throughout the world, including all rights and interests pertaining to or deriving from: (a) patents and patent applications (including design patents), as well as any reissues, continuations, divisions, extensions or reexaminations thereof; (b) copyrights, copyrightable works, Software, proprietary designs, mask work rights and applications for registration thereof; (c) Confidential Information, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data and information, databases, formulae, research and development data and computer software or firmware; (d) trademarks, trade names, service marks, service names, brands, corporate names, proprietary logos, trade dress and logos, internet domain names and registrations and applications for registration thereof, together with all of the goodwill and activities associated therewith; (e) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; (f) usernames, passwords, handles, nicknames, display names and other identifiers of social media accounts; (g) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing and all rights thereunder; and (h) all Actions and rights to sue at law in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined in Section 3.6.1(b).

“JTKT Shares” is defined in the Recitals.

“Leased Real Property” is defined in Section 3.11.1.

“Legal Requirement” means any federal, state, provincial, territorial, or local or foreign law, common law, civil law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.23.

“Material Adverse Effect” means any change or effect that is, or could reasonably be expected to be, materially adverse to the Business, Assets, Liabilities, financial condition or results of operations of the Companies, taken as a whole, provided that no state of facts, circumstance, condition, event, change, development, or occurrence shall, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a “Material Adverse Effect” to the extent it relates to, arises out of or results from any one or more of the following: (i) a deterioration in the industries or markets in which the Companies operate, (ii) changes in economic, market, business, regulatory or political conditions generally in the Canada or in other jurisdictions in which the Companies or Business operate, or in the global financial or securities markets generally (including interest rates, exchange rates and commodity prices) or in the financial markets of any such jurisdiction or any act(s) of terrorism, similar calamity or war, (iii) changes in applicable Legal Requirements or GAAP, including accounting and financial reporting pronouncements by a Governmental Authority or (iv) any epidemic, pandemic or disease outbreak (including COVID-19), or any applicable Law, directive, guidelines or recommendations issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such applicable Law, directive, guidelines, recommendations or interpretation thereof following the date of this Agreement; (v) the announcement of the execution of, this Agreement, or the identity of the Buyer as the purchaser of the Companies; (vi) any action taken by the Companies with the Buyer’s consent or the taking of any action expressly required by this Agreement; provided, that, with respect to a matter described in any of the foregoing clauses (i), (ii), and (iii), such change, effect, event, circumstance or occurrence shall only be excluded to the extent such change, effect, event, circumstance or occurrence does not have a materially disproportionate effect on the Companies as compared to other comparable entities operating in the industry in which the Companies operate.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above, and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (d) above in his capacity as such custodian or guardian.

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Multiplier” means 7.0.

“Necessary Permits” is defined in Section 3.13.2.

“Net Working Capital” means (i) the total current assets of the Companies less (ii) the total current liabilities of the Companies, as determined pursuant to the Preparation Standards. An illustrative example of the calculation of Net Working Capital is attached as Exhibit A-1.

“Non-Ordinary Indemnity Claims” means Non-Ordinary R&W Claims and all other claims pursuant to Section 7.1.1 (other than Section 7.1.1(a)).

“Non-Ordinary R&W Claims” means claims for indemnification pursuant to Section 7.1.1(a) with respect to Seller Fundamental Representations or are based upon intentional or criminal conduct or fraud.

“Notice of Disagreement” is defined in Section 2.6.5.

“Objection Period” is defined in Section 2.6.5.

“Off-the-Shelf-Software” means commercial software obtained from a third party on general commercial terms that continues to be widely available on such commercial terms that (i) had a retail value of $10,000 or less, (ii) is not material to the conduct of the Business, (iii) is used for business infrastructure or other internal purposes, and (iv) is not distributed with or incorporated in the Companies’ Products, or necessary for use or development of the Companies’ Products.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permits” means, with respect to any Person, any easement, license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Debt” means each item of Debt that the Buyer agrees will not be paid off and discharged at Closing, each as listed on Schedule 3.10.

“Permitted Encumbrance” means (a) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (b) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein that do not materially interfere with or affect the use of the Leased Real Property in the operation of the Business, (c) security given in the ordinary course of business to a public utility or any municipality or governmental or public authority in connection with the operation of the Business or the Leased Real Property; (d) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Leased Real Property and that do not materially interfere with or affect the value or operation of the Companies’ business as currently carried on (and as will be carried on at Closing) at such Leased Real Property and (e) all permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of Leased Real Property; provided that they are not of such a nature as to materially interfere with or affect the use of the Leased Real Property subject thereto or the operation of the Companies’ business as currently carried on (and as will be carried on at Closing) at such Leased Real Property.

“Permitted Liens” means (a) Permitted Encumbrances, (b) statutory Encumbrances for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with ASPE and, to the extent consistent and in accordance with ASPE, the Preparation Standards, (c) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to current construction or current operations, provided that such Encumbrances are related to obligations not yet due or delinquent and in respect of which an adequate reserve has been made as required by Law, (d) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (e) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, and (f) Encumbrances of TD Bank securing the TD Bank Operating Loan Facility and the TD Bank Term Loan.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Information” means (a) all information defined or described by the Business as “personal data”, “personal information”, “personally identifiable information” or any other similar term in the Business’ privacy notices, privacy policies or other public-facing statements; (b) all information defined by any applicable Privacy Laws as “personal information”,“ ”personal data,“ ”personally identifiable information” or any other similar term..

“Post-Closing Adjustment” is defined in Section 2.6.4.

“Pre-Closing Tax Period” is defined in Section 8.1.

“Preparation Standards” is defined in Section 2.6.1.

“Privacy Laws means (a) any applicable Law that applies to the receipt, collection, compilation, use, storage, sharing, safeguarding, security, disposal, destruction, disclosure, transfer or other processing of Personal Information; (b) any applicable Law that applies to data breach or security incident notification; (c) any applicable law relating to the sending of commercial electronic messages; and (d) any applicable industry standard that applies to Personal Information or the Company (including, without limitation, (i) the Payment Card Industry Data Security Standard; (ii) NIST SP 800-171; and (iii) the Cybersecurity Maturity Model Certification). Without limitation, Privacy and Cybersecurity Laws include: (i) the California Consumer Privacy Act (as amended); (ii) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (”EU GDPR”); (iii) the EU GDPR as saved into United Kingdom law by virtue of Section 3 of the United Kingdom’s European Union (Withdrawal) Act 2018; (iv) the EU e-Privacy Directive (Directive 2002/58/EC); (v) the UK Data Protection Act 2018; (vi) the Telephone Consumer Protection Act; (vii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; (viii) the Health Insurance Portability and Accountability Act; (ix) Defense Federal Acquisition Regulation Supplement; and (x) any applicable Canadian Privacy Laws.

“Products” is defined in Section 3.22.

“Purchase Price” is defined in Section 2.2.

“R&W Insurance Expenses” is defined in Section 6.1.

“R&W Insurance Policy” is defined in Section 2.4.1.

“Real Property Leases” is defined in Section 3.11.1.

“Release” is defined in Section 2.4.1.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” has the meaning in Section 6.6.1.

“Second Seller Note” is defined in Section 2.4.1.

“Security Incident” is defined in Section 3.12.9.

“Seller” and “Sellers” is defined in the Preamble.

“Seller APA R&W Losses” has the meaning assigned to such term in the Continental APA.

“Seller Executive” means each of Jeffery Leech, Robert Jahnsen and Wendi Chiavacci.

“Seller Indemnified Person” is defined in Section 7.2.1.

“Seller’s Knowledge” means the actual or constructive knowledge of any Seller Executive, in each case, after due internal inquiry into the matter or question at hand.

“Sellers’ Representative” is defined in the Preamble.

“Software” means computer software (whether in source code, object code or other format), application programming interfaces, graphical user interfaces, databases and data files, in each case together with all associated specifications and documentation.

“Specified Liabilities” means the matters disclosed on Schedule SL.

“Standard Buyer R&W Losses” is defined in Section 7.1.2(a).

“Standard Seller R&W Losses” is defined in Section 7.2.2(a).

“Straddle Period” is defined in Section 8.2.

“Subordination Agreement” is defined in Section 2.4.1.

“Subsequent R&W Recovery” is defined in Section 7.7.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat or unclaimed property obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax allocation or tax indemnification agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Indemnification” is defined in Section 8.1.

“Tax Return” means any return (including any information return), declaration, report, claim for refund or information return or statement relating to Taxes required to be file with any Governmental Authority, including any supporting statement, schedule or attachment thereto, and including any amendment thereof.

“TD Bank” is defined in Section 2.4.1(d).

“TD Bank Loan Agreement” means the Debt under the letter of agreement dated August 3, 2023 between CSIP, as borrower, and TD Bank, as lender, as amended by an amending agreement dated May 3, 2024, among CSIP and Klad, as borrowers, and TD Bank, as lender.

“TD Bank Operating Loan Facility” means the operating loan under the TD Loan Agreement.

“TD Bank Term Loan” means the amount outstanding under the TD Loan Agreement for the term facility.

“Third Party Claim” is defined in Section 7.4.1.

“Transaction Expenses” is defined in Section 6.1.

“Transferred Information” is defined in Section 3.12.10.

“Working Capital Target Amount” means $8,750,000 less the amount of the Continental Cash Purchase Price. For greater certainty, to the extent that the Continental Cash Purchase Price is adjusted pursuant to the Continental APA, the Working Capital Target Amount will be adjusted concurrently by the same amount, whether positive or negatively adjusted, and which amount shall be adjusted by the Exchange Rate to convert the Continental Cash Purchase Price to Canadian dollars (Cnd$) at the applicable dates.

EXHIBIT A-1

Illustrative Example of the Calculation of Net Working Capital

(See attached)

A-1

EXHIBIT B

EARN-OUT AGREEMENT

(See attached)

B-1

EXHIBIT C

FIRST SELLER NOTE

(See attached)

C-1

EXHIBIT D

GUARANTY

(See attached)

D-1

EXHIBIT E

SECOND SELLER NOTE

(See attached)

E-1

EXHIBIT F

RELEASE

(See attached)

F-1

EXHIBIT G

SUBORDINATION AGREEMENT

(See attached)

G-1

EXHIBIT H

FINANCIALS

(See attached)

H-1